The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-206710

Subject to completion, dated February 14, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated September 13, 2015)

Common Shares

Warrants to Purchase      Common Shares

We are offering                common shares and                warrants, each warrant entitling the holder to purchase                of a common share (each a “warrant”) at an exercise price of $        per whole common share. The common shares and warrants will be sold in units (each a “unit”), with each unit consisting of one common share and one warrant. Each unit will be sold at a price of $                per unit. The common shares and warrants will be mandatorily separable immediately upon issuance. The warrants will become exercisable upon issuance, and will expire                        after issuance. We are also offering the common shares that are issuable upon the exercise of the warrants offered pursuant to this prospectus supplement and the accompanying prospectus.

Our common shares are listed on the NASDAQ Global Market under the symbol “EARS.” The last recorded sale price of our common shares on the NASDAQ Global Market on February 13, 2017 was $1.17 per share.

The warrants are not and will not be listed for trading on the NASDAQ Global Market, or any other securities exchange or nationally recognized trading system. There is no market through which the warrants may be sold, and purchasers may not be able to resell the warrants purchased under this prospectus supplement. This may affect the pricing of the warrants in the secondary market, the transparency and availability of trading prices, and the liquidity of the warrants.

Investing in our common shares and warrants involves a high degree of risk. You should carefully consider all of the information set forth in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement before deciding to invest in our common shares and warrants. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference in the accompanying prospectus.

	Per Unit(1)	Total
Public offering price	$	$
Underwriting discounts and commissions(2)
Proceeds, before expenses, to us(3)

(1)	The public offering price and underwriting discounts and commissions correspond to a public offering price per common share of $ and a public offering price per warrant of $ .

(2)	See "Underwriting" for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses.

(3)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the warrants being issued in this offering.

We have granted the underwriters the option to purchase up to                additional common shares and/or                additional warrants from us at the public offering price per common share and the public offering price per warrant, in each case less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common shares or warrants, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares and warrants to investors on February     , 2017.

Roth Capital Partners

The date of this prospectus supplement is February        , 2017

Prospectus Supplement

Page

About This Prospectus Supplement	S-i
Forward-Looking Statements	S-i
Summary	S-1
The Offering	S-7
Risk Factors	S-9
Use of Proceeds	S-33
Market for Our Common Shares and Dividends	S-34
Capitalization	S-35
Dilution	S-37
Description of Share Capital and Articles of Association	S-39
Description of Warrants	S-50
Taxation	S-52
Underwriting	S-61
Legal Matters	S-66
Experts	S-66
Where You Can Find More Information and Incorporation by Reference	S-67

Prospectus

Page

About This Prospectus	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	1
Auris Medical Holding AG	2
Risk Factors	3
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	3
Description of Share Capital and Articles of Association	3
Comparison of Swiss Law and Delaware Law	13
Description of Debt Securities	19
Description of Warrants	22
Description of Purchase Contracts	23
Description of Units	23
Forms of Securities	24
Plan of Distribution	25
Incorporation of Certain Information By Reference	26
Enforcement of Civil Liabilities	27
Expenses	28
Legal Matters	28
Experts	28

About This Prospectus Supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”

Unless expressly stated or the context otherwise requires, all references in this prospectus supplement to “Auris Medical,” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Auris Medical Holding AG, a Swiss corporation, together with its subsidiaries.

The terms “dollar,” “USD” or “$” refer to U.S. dollars and the terms “Swiss Franc” and “CHF” refer to the legal currency of Switzerland.

This prospectus supplement, the accompanying prospectus and any issuer free writing prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any issuer free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell the common shares and warrants in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither this prospectus supplement nor the accompanying prospectus or any issuer free writing prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the common shares and warrants and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Many of the forward-looking statements contained in this prospectus supplement can be identified by the use of words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “will,” “estimate” and “potential,” among others, or the negatives thereof.

Such forward-looking statements include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to those identified under the section “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, incorporated by reference herein. These risks and uncertainties include factors relating to:

•	our operation as a development stage company with limited operating history and a history of operating losses;

S-i

•	our need for substantial additional funding before we can expect to become profitable from sales of our product candidates;

•	our dependence on the success of Keyzilen® (AM-101), AM-111 and AM-125, which are still in clinical development and may eventually prove to be unsuccessful, including the likelihood that the efficacy and safety of AM-101 in the treatment of Acute Peripheral Tinnitus 3, or TACTT3, clinical trial with Keyzilen® may not meet its endpoints;

•	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

•	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects;

•	uncertainty surrounding whether any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized;

•	if our product candidates obtain regulatory approval, our being subject to expensive ongoing obligations and continued regulatory overview;

•	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

•	the chance that we do not obtain orphan drug exclusivity for AM-111, which may subject us to earlier competition;

•	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

•	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

•	our reliance on our current strategic relationships with INSERM or Xigen and the potential failure to enter into new strategic relationships;

•	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party single-source suppliers to supply or produce our product candidates;

•	our ability to comply with the requirement under our term loan facility with Hercules, including repayment of amounts outstanding when due; and

•	other risk factors discussed under “Risk Factors.”

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

S-ii

Summary

The following summary highlights certain information contained elsewhere in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference herein. It may not contain all of the information that you should consider before investing in the common shares and warrants. For a more complete discussion of the information you should consider before investing in the common shares and warrants, you should carefully read this entire prospectus supplement, the accompanying prospectus and the incorporated documents.

Our Business

We are a clinical-stage biopharmaceutical company focused on the development of novel products for the treatment of inner ear disorders. Our most advanced product candidates are: Keyzilen® (AM-101) for the treatment of acute inner ear tinnitus and AM-111 for acute sudden sensorineural hearing loss, or ASNHL. Both acute inner ear tinnitus and hearing loss are conditions for which there is high unmet medical need, and we believe that we have the potential to be the first to market in these indications.

We believe we are currently the clinically most advanced company working on inner ear therapeutics. Our product candidates are protected through intellectual property rights and, in addition, orphan drug designation has been granted to AM-111. In addition, AM-125 is being developed for the treatment of vestibular disorders.

Our product candidates Keyzilen® and AM-111 are injected under local anesthesia into the middle ear by a technique called intratympanic injection. Once injected into the middle ear, the active substance, which is formulated in a biocompatible gel, diffuses into the inner ear. The procedure is short, safe, has a long history of use and allows for highly targeted drug delivery with minimal systemic exposure. It is performed by an ear, nose and throat, or ENT, specialist on an outpatient basis over one or more visits.

Our product candidate AM-125 is administered with a metered spray into the nose. Intranasal application allows for the active substance to reach the blood stream rapidly while avoiding the substantial “first-pass” metabolism associated with the current standard oral intake of betahistine.

Our Product Candidates

Keyzilen® is targeting acute inner ear tinnitus. Tinnitus, frequently perceived as a ringing in the ears, is the perception of sound when no external sound is present. Similar to pain, it is an unwanted, unpleasant and thus distressing sensation. Tinnitus may result in further symptoms such as inability to concentrate, irritability, anxiety, insomnia, and clinical depression. In many cases, tinnitus significantly impairs quality of life and affects normal day-to-day activities.

Tinnitus is categorized as acute during the three months after onset and chronic when it persists for more than three months. Approximately 25% of American adults (50 million people) have experienced tinnitus with nearly 8% of American adults (16 million people) having frequent occurrences. Epidemiological studies reveal comparable prevalence rates for Europe. Among the tinnitus patients seen by general practitioners and ENT specialists in the United States and the top five European markets who reported seeing at least one tinnitus patient in the previous three months, approximately 36% of patients sought medical treatment during the first three months following tinnitus onset.

Possible causes of acute inner ear tinnitus include traumatic insult such as exposure to excessive noise, or middle ear infection (otitis media, or OM). We have conducted Phase 2 trials and a Phase 3 trial in this specific tinnitus population with Keyzilen®, which demonstrated a favorable safety profile. Our Phase 3 clinical program is comprised of two Phase 3 trials, one in North America (Efficacy and Safety of AM-101 in the Treatment of Acute Peripheral Tinnitus 2, or TACTT2) and one in Europe (Efficacy and Safety of AM-101 in the Treatment of Acute Peripheral Tinnitus 3, or TACTT3), and two open label follow-on studies, AM-101 in the Post-Acute Treatment of Peripheral Tinnitus 1 and 2, or AMPACT1 and AMPACT2. On August 18, 2016, we announced that the TACTT2 clinical trial had failed to meet its two co-primary efficacy endpoints. Based on this outcome, we amended the protocol for TACTT3 and, following approval, resumed enrollment for that trial in January 2017. See “—TACTT2 Results and Protocol Amendment for TACTT3.”

Our second product candidate, AM-111, is being developed for the treatment of ASNHL. In sensorineural hearing loss, which is also referred to as inner ear hearing loss, there is damage to the sensory cells of the inner ear or the auditory nerve. Hearing loss is a heterogeneous disorder of many forms with a variety of causes. ASNHL may be triggered by a variety of insults, such as exposure to excessively loud sound, infection, inflammation or certain ototoxic drugs. These insults may also result in tinnitus. In the United States, more than 66,000 patients covered by health insurance are treated for sudden deafness annually. There are no currently approved pharmaceutical treatments for this patient population in the United States.

In our Phase 2 clinical trial, AM-111 showed a favorable safety profile. Furthermore, in patients with severe to profound ASNHL, we observed a clinically relevant improvement in hearing threshold, speech discrimination and a higher rate of complete tinnitus remission compared with placebo. We are conducting two pivotal Phase 3 trials in the treatment of idiopathic inner ear hearing loss, or ISSNHL, a subset of ASNHL, titled Efficacy and Safety of AM-111 in the Treatment of Acute Inner Ear Hearing Loss, or HEALOS, and Efficacy and Safety of AM-111 as Acute Sudden Sensorineural Hearing Loss Treatment, or ASSENT.

HEALOS is enrolling patients in Europe and Asia and reached the mid-point of enrollment in September 2016. ASSENT is being conducted in the U.S., Canada and South Korea and commenced enrollment in summer 2016. Both Phase 3 trials with AM-111 are randomized, double-blind, placebo-controlled clinical trials evaluating the efficacy, safety and tolerability of AM-111 in patients with severe to profound ISSNHL. The primary efficacy endpoint is the improvement of pure tone hearing thresholds from baseline to Day 28 and Day 91, respectively.

We believe that, if approved, AM-111 could become the first approved pharmaceutical treatment for ASNHL. AM-111 received orphan drug designation for the treatment of ASNHL from both the FDA, and the European EMA.

With our third clinical-stage product candidate, AM-125, we are developing betahistine in a spray formulation for the intranasal treatment of Ménière’s’s disease and vestibular vertigo. Ménière’s disease is a chronic disorder of the inner ear characterized by episodes of vertigo, tinnitus, hearing loss and fullness in the ear. Although the underlying pathology is still not fully understood, it is commonly presumed that Ménière’s disease is caused by an imbalance in the production and absorption of endolymph, one of two cochlear fluids. Vestibular vertigo refers to symptoms resulting from dysfunction within the body’s system of balance, including the misperception of movement or dizziness. Vertigo can be caused by an imbalance in signaling, position and acceleration to the brain between the left and right vestibular systems.

Data from the National Health and Nutrition Examination Survey show that as many as 35% of adults over 40-years-old in the United States, which totals approximately 69 million Americans, have experienced some form of vestibular dysfunction. There are almost 4 million emergency room visits per year in the United States for problems of dizziness or vertigo. Approximately 615,000 Americans are currently diagnosed with Ménière’s disease.

Betahistine is generally recognized as a safe drug and there exists a large body of data on the pharmacology, pharmacokinetics and toxicology of the compound. It is approved in more than 80 countries worldwide for the treatment of Ménière’s disease and vestibular vertigo, but not in the United States. In 1970, the Commissioner of FDA withdrew approval of the NDA after the discovery that the submission contained unsubstantiated information about some patients in the efficacy studies upon which approval was based..

On February 2, 2017, we entered into an asset purchase agreement with Otifex Therapeutics Pty. Ltd, or Otifex, an Australian company, pursuant to which we agreed to purchase certain preclinical and clinical assets related to AM-125 The assets include data from a randomized placebo controlled dose escalating Phase 1 clinical trial in 40 healthy volunteers. The trial demonstrated good tolerability of intranasal betahistine and a significantly higher bioavailability than reported for oral betahistine administration. We intend to discuss the regulatory requirements for AM-125 with the FDA and other health authorities to further define the development program and plan to conduct an additional Phase 1 trial with repeated dosing. We believe that, if approved, AM-125 could become the first betahistine product for the treatment of Ménière’s disease and vestibular vertigo in the United States and offer larger therapeutic benefits than oral betahistine in those markets where that compound is already approved today.

The following table summarizes our product development pipeline1:

1.       Dates of key milestones are indicative and subject to change.

Strengths

We believe we are a leader in the development of novel therapeutic products for inner ear disorders due to several factors.

•	First mover advantage. With two product candidates in late stage clinical development, we believe we are currently the clinically most advanced company working on inner ear therapeutics. We believe that Keyzilen® and AM-111 are the only drug candidates that have demonstrated positive efficacy in randomized placebo-controlled proof of concept clinical trials in acute inner ear tinnitus and acute inner ear hearing loss. As a result, we believe that, if approved, we will be the first to market with FDA or EMA-approved products for these indications.

•	Barriers to entry. Our product candidates are protected not only through intellectual property rights but also potentially by the orphan drug status granted to AM-111 as well as by the know-how across several disciplines that is required to formulate and reliably deliver drugs to the inner ear. Our proprietary gel formulation, its manufacturing and its application are part of our intellectual property, know-how and competitive advantage. In addition, we believe that our intellectual property broadly directed to polymer-based formulations for the treatment of middle or inner ear disorders will serve as barriers to entry beyond our current product candidates.

•	Efficient commercialization. Given that the market for our therapeutic product candidates can be efficiently accessed through a limited number of specialist ENT physicians and specialist neurotologists, we intend to build our own sales force in order to commercialize our product candidates, if approved, in the United States and key European markets.

•	Experienced management. Having been focused on developing therapeutic products for inner ear indications for over a decade, we believe that our senior management provides us with significant capabilities. Our Chief Executive Officer and founder, Thomas Meyer, has played several pivotal roles in our development and evolution. Prior to Auris Medical, he was the Chief Executive Officer of Disetronic, a fast growing Swiss diabetes care company sold to Roche in 2003. Other key members of our management team bring significant experience in clinical, product development and regulatory affairs in biopharmaceutical companies

Strategy

Our goal is to become the leading biopharmaceutical company focused on developing and commercializing novel therapeutics to treat inner ear disorders. The key elements of our strategy to achieve this goal are:

•	Target inner ear disorders that have a defined pathophysiology and that are amenable to treatment. We are focusing on inner ear disorders for which the pathophysiology is defined, can be effectively targeted and where affected patients seek medical attention proactively.

•	Use drug delivery techniques and proprietary drug formulations for effective, safe and rapid local administration. We are developing treatments for inner ear disorders based on intratympanic injections into the middle ear. This short outpatient procedure allows us to deliver therapeutic concentrations of drug in a highly targeted fashion with only minimal systemic exposure. We are using proprietary, fully biocompatible and biodegradable gel formulations for optimum middle ear tolerance and effective diffusion of active substances into the inner ear. We are also developing spray formulations for intranasal delivery of drugs that can reach the inner ear through the bloodstream more effectively than oral administration.

•	Bring Keyzilen® (AM-101), AM-111 and AM-125 to market. We plan to focus most of our resources on the development and commercialization of our two lead product candidates: Keyzilen® and AM-111, which are in Phase 3 clinical development. In addition, we are developing AM-125 for the treatment of vestibular disorders and we are working on several early stage projects.

•	Build an efficient commercial infrastructure to maximize the value of our product candidates. We intend to build commercial operations in select markets. In those markets, we expect our commercial operations to include specialty sales forces targeting ENTs and specialists in neurotology both in hospitals and in private practice. In other markets, we expect to seek partnerships that would maximize our products’ commercial potential.

•	Expand our pipeline through internal development, academic collaborations, in-licensing and acquisitions. Through our work with academic research partners on the pathophysiology of tinnitus and hearing loss and clinical development we have gained novel insights that will help us both to create new pipeline products that act by way of novel mechanisms as well as to expand the therapeutic focus for our existing product candidates beyond their current indications. We plan to further maximize our commercial potential through product life cycle management, and with licensing or acquisition of compounds that could augment our product offering in ENT disorders.

TACTT2 Results and Protocol Amendment for TACTT3

On August 18, 2016, we announced that the Phase 3 TACTT2 clinical trial with our lead product candidate, Keyzilen® (AM-101), did not meet the two co-primary efficacy endpoints of statistically significant changes in tinnitus loudness and tinnitus burden compared to placebo. TACTT2 was designed as a randomized, double-blind, placebo-controlled trial in acute inner ear tinnitus following traumatic cochlear injury or otitis media. The trial was conducted primarily in North America and randomized 343 patients to receive either Keyzilen® 0.87 mg/mL or placebo in a 3:2 ratio. The co-primary endpoints were the change in subjective tinnitus loudness, measured by the tinnitus loudness question, or TLQ, and the change in tinnitus burden from baseline to Day 84, measured by the Tinnitus Functional Index, or TFI.

Treatment with Keyzilen® did not demonstrate a statistically significant difference in tinnitus improvement as compared to placebo for either co-primary efficacy endpoint. In TACTT2, baseline values for TLQ and TFI were

6.44 and 52.4 points in the Keyzilen® group, and 6.47 and 50.2 points in the placebo group. Treatment with Keyzilen® resulted in a reduction in tinnitus loudness of 0.63 points, compared to a reduction of 0.80 points for placebo (p-value of 0.321). With respect to tinnitus burden, treatment with Keyzilen® resulted in a 9.67 point reduction, as measured by the TFI, compared to a reduction of 10.63 points for placebo (p-value of 0.565). A reduction of 13 points as measured by the TFI was defined as clinically meaningful by the developers of the TFI. By convention, a p-value that is less than 0.05 is considered statistically significant.

Keyzilen® was well tolerated with no drug-related serious adverse events. The trial’s primary safety endpoint, incidence of clinically meaningful hearing deterioration, was low with no statistically significant difference from the placebo group (p-value of 0.82), supporting the safety profile of Keyzilen®.

While we are continuing to analyze the TACTT2 results, we believe we have identified two principal sources for the outcome: (i) the high frequency of tinnitus loudness ratings over an extended period of time and (ii) an unexpectedly high level of variability in outcomes among study sites. We believe the daily capture of TLQ data may have caused a number of patients to excessively focus on their tinnitus symptoms. With respect to variability, our analysis subsequent to the unblinding of the trial data has shown positive outcomes at numerous sites, including many of the high enrolling study centers, but inconclusive or contradictory outcomes at other sites.

However, the TACTT2 trial data show treatment effects on TFI in favor of Keyzilen® for specific subgroups. In the pre-specified subgroup of patients suffering from tinnitus following otitis media, treatment with Keyzilen® resulted in a reduction of 14.76 points in the TFI from baseline, as compared to 6.19 points for placebo (p-value of 0.048). In active-treated patients who suffered at baseline from severe or extreme tinnitus (a subgroup independent of tinnitus etiology that was not pre-specified), as determined by the Patient Global Impression of Severity, a 15.53 point reduction was observed , as compared to 11.48 points for placebo (p-value of 0.238).

Based on insights from our continuing analysis of the TACTT2 trial, we amended the trial protocol for TACTT3, the ongoing second Phase 3 clinical trial with Keyzilen®. Under the amended trial protocol, both the TLQ and the TFI will be alternate primary efficacy endpoints. In order to corroborate the TACTT2 results showing clinically meaningful treatment effects based on the TFI for patients with otitis media-related tinnitus and those with severe to extreme tinnitus at baseline, these two subgroups will be included in confirmatory statistical testing in TACTT3 along with the overall clinical trial. Type I error (false positive) control will be provided across the three populations (overall trial population, otitis media-related tinnitus and severe to extreme tinnitus) by application of the Hochberg procedure. The Hochberg procedure, a method applied to statistical testing to control for multiplicity, avoids the need for pre-specification of a hierarchy among the three populations for analysis, providing more flexibility than with other methods and allowing the possibility of achieving success in a subpopulation. Additionally, the trial size will be increased by 60 patients in each of Stratum A (acute tinnitus stage) and Stratum B (post-acute tinnitus stage) to enhance statistical sensitivity to the effects of treatment.

Prior to the protocol amendment, TACTT3 had enrolled more than 300 patients in Stratum A and approximately 330 patients in Stratum B. In January 2017 enrollment was resumed under the new protocol. As in TACTT2, TLQ is determined based on averaged daily ratings around study visits; however, fewer additional data will be captured from the newly enrolled patients in between study visits in order to lighten their burden. Top-line results from the expanded TACTT3 trial are expected in early 2018.

In early December 2016, we had two meetings with the FDA, relating to the Keyzilen® program. Through a Type C Meeting, the FDA confirmed that, as per standard practice, two positive confirmatory trials would be required to submit a New Drug Application, or NDA. The FDA did not provide feedback on the TACTT3 protocol amendment because the trial is being conducted in Europe and is not under the Investigational New Drug, or IND Application. Data from trials that were not filed under the IND may be used for an NDA, provided they meet requisite legal and regulatory requirements such as adherence to Good Clinical Practice, or GCP, regulations. In a separate meeting with the FDA, alignment was achieved on key items of the Keyzilen® Chemistry, Manufacturing, and Controls section for a future NDA.

Even if the protocol amendment for TACTT3 is approved by the applicable regulatory agencies, we cannot assure you that the TACTT3 clinical trial will be successful. Additionally, we cannot be certain that Keyzilen® will be approved even if it the TACTT3 clinical trial is considered successful.

Recent Developments

Legal Proceedings

On July 20, 2015, the United States Patent and Trademark Office (“USPTO”) declared Patent Interference No. 106,030 involving our issued U.S. patent No. 9,066,865 (the “’865 Patent”) and Otonomy Inc.’s (“Otonomy”) U.S. patent application No. 13/848,636 (the “’636 Application”).  An interference is a proceeding within the USPTO to determine the priority of an invention that is claimed in patents filed by different parties.  Our ’865 Patent discloses methods of treating inner or middle ear diseases with intratympanic injections of poloxamer-based compositions and its claims are directed to the use of fluoroquinolone antibiotics in poloxamer 407 compositions under certain specifications.  The patent interference identified claims 1-9 in our ’865 Patent as interfering with claims 38, 43 and 46-50 of Otonomy’s ’636 Application.

On January 26, 2017, the USPTO issued a decision on the interference granting us benefit of priority, refusing all claims in Otonomy’s ’636 Application and entering judgment against Otonomy.  In addition, claims 1-8 of our ’865 Patent were cancelled because the USPTO determined that the written description of the patent specification lacked full scope support for treating middle or inner ear disease with fluoroquinolone.  However, claim 9 of our ’865 Patent, which is directed to a method of treating viral and bacterial infections with intratympanic injection of a fluoroquinolone antibiotic in a poloxamer 407 composition under certain specifications, was affirmed.

The USPTO’s decision is not final and may be appealed.  There can be no assurance that we will be successful on appeal or that the validity or enforceability of our ’865 Patent will not be challenged in the future.

Risk Factors

An investment in our common shares and warrants involves risk. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-9, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in our common shares and warrants.

Other Information

We are a stock corporation organized under the laws of Switzerland. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. Our principal office is located at Bahnhofstrasse 21, 6300 Zug, Switzerland, telephone number +41 41 729 71 94. We maintain a website at www.aurismedical.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission, or SEC, from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus supplement and the accompanying prospectus.

The Offering

Issuer	Auris Medical Holding AG

Common shares offered by us	common shares, nominal value CHF 0.40 per share.

Warrants offered by us

warrants, each warrant entitling the holder to purchase                of a common share at an exercise price of $        per whole common share. The warrants will be exercisable upon issuance and will expire                    after issuance. See “Description of Warrants.” We are also offering the common shares that are issuable upon the exercise of the warrants offered pursuant to this prospectus supplement and the accompanying prospectus.

The warrants are not and will not be listed for trading on the NASDAQ Global Market, or any other securities exchange or nationally recognized trading system.

Units	The common shares and warrants will be sold in units, with each unit consisting of one common share and one warrant to purchase of a common share. Each unit will be sold at a price of $ per unit. The common shares and warrants will be mandatorily separable immediately upon issuance.

Option to purchase additional common shares and/or warrants	The underwriters have an option to purchase up to additional common shares and/or additional warrants from us. The underwriters can exercise this option at any time within 30 days from the date of this prospectus supplement.

Common shares to be outstanding immediately after this offering	common shares, nominal value CHF 0.40 per share.

Use of proceeds	We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Risk factors	An investment in our common shares and warrants involves a high degree of risk. Please refer to “Risk Factors” in this prospectus supplement, under “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, incorporated by reference herein, and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in our common shares and warrants.

NASDAQ Global Market symbol	“EARS.”

The number of our common shares outstanding after this offering is based on 34,329,704 common shares outstanding as of September 30, 2016 and excludes:

•	4,974,187 of our common shares available for issuance pursuant to our conditional share capital for equity incentive plans pursuant to our amended and restated articles of association;

•	652,650 of our common shares issuable upon the exercise of options outstanding as of September 30, 2016 at a weighted average exercise price of $4.68 per common share;

•	12,150,000 common shares available for issuance for financing purposes pursuant to our amended and restated articles of association; and

•	241,117 common shares issuable upon the exercise of a warrant issued to Hercules Capital, Inc., or Hercules, at an exercise price of $3.94.

Unless otherwise indicated, all information contained in this prospectus assumes:

•	no exercise of the options or warrants described above; and

•	no exercise of the option granted to the underwriters to purchase up to additional common shares and/or additional warrants in connection with the offering.

Risk Factors

Any investment in our common shares and warrants involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, incorporated by reference herein and all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common shares and warrants. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our common shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to the Development and Clinical Testing of Our Product Candidates

We depend entirely on the success of Keyzilen® and AM-111, which are still in clinical development. If our clinical trials are unsuccessful, we do not obtain regulatory approval or we are unable to commercialize Keyzilen® and AM-111, or we experience significant delays in doing so, our business, financial condition and results of operations will be materially adversely affected.

We currently have no products approved for sale and have invested a significant portion of our efforts and financial resources in the development of Keyzilen® and AM-111, which are still in clinical development. Our ability to generate product revenues, which we do not expect will occur for at least the next couple years, if ever, will depend heavily on successful clinical development, obtaining regulatory approval and eventual commercialization of these product candidates. We currently generate no revenues from sales of any drugs, and we may never be able to develop or commercialize a marketable drug. The success of Keyzilen® and AM-111 will depend on several factors, including the following:

•	completing clinical trials that demonstrate the efficacy and safety of our product candidates;

•	receiving marketing approvals from competent regulatory authorities;

•	establishing commercial manufacturing capabilities;

•	launching commercial sales, marketing and distribution operations;

•	acceptance of our product candidates by patients, the medical community and third-party payors,

•	a continued acceptable safety profile following approval;

•	competing effectively with other therapies; and

•	qualifying for, maintaining, enforcing and defending our intellectual property rights and claims.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize Keyzilen® or AM-111, which would materially adversely affect our business, financial condition and results of operations.

Clinical drug development involves a lengthy and expensive process with uncertain timelines and uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results. If clinical trials of our product candidates are prolonged or delayed, we may be unable to obtain required regulatory approvals, and therefore be unable to commercialize our product candidates on a timely basis or at all.

To obtain the requisite regulatory approvals to market and sell any of our product candidates, we must demonstrate through extensive pre-clinical studies and clinical trials that our products are safe and effective in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. For example, positive results generated to date in clinical trials for our product candidates do not ensure that later clinical trials will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our future clinical trial results may not be successful.

Clinical trials must be conducted in accordance with FDA, EMA and comparable foreign regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and Institutional Review Boards, or IRBs, at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with supplies of our product candidates produced under current good manufacturing practices, or cGMP, and other requirements. We depend on medical institutions and clinical research organizations, or CROs, to conduct our clinical trials in compliance with current good clinical practice, or cGCP, standards. To the extent the CROs fail to enroll participants for our clinical trials, fail to conduct the trials to cGCP standards or are delayed for a significant time in the execution of trials, including achieving full enrollment, we may be affected by increased costs, program delays or both, which may harm our business.

To date, we have not completed all clinical trials required for the approval of any of our product candidates. Keyzilen® and AM-111 are in Phase 3 clinical development.

The completion of clinical trials for our clinical product candidates may be delayed, suspended or terminated as a result of many factors, including but not limited to:

•	the delay or refusal of regulators or IRBs to authorize us to commence a clinical trial at a prospective trial site and changes in regulatory requirements, policies and guidelines;

•	delays or failure to reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delays in patient enrollment and variability in the number and types of patients available for clinical trials;

•	the inability to enroll a sufficient number of patients in trials to ensure adequate statistical power to detect statistically significant treatment effects;

•	negative or inconclusive results, which may require us to conduct additional pre-clinical or clinical trials or to abandon projects that we expect to be promising;

•	safety or tolerability concerns could cause us to suspend or terminate a trial if we find that the participants are being exposed to unacceptable health risks;

•	regulators or IRBs requiring that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or safety concerns, among others;

•	lower than anticipated retention rates of patients and volunteers in clinical trials;

•	our CROs or clinical trial sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a trial;

•	delays relating to adding new clinical trial sites;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•	errors in survey design, data collection and translation;

•	delays in establishing the appropriate dosage levels;

•	the quality or stability of the product candidate falling below acceptable standards;

•	the inability to produce or obtain sufficient quantities of the product candidate to complete clinical trials; and

•	exceeding budgeted costs due to difficulty in accurately predicting costs associated with clinical trials.

Any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Positive or timely results from pre-clinical or early stage trials do not ensure positive or timely results in late-stage clinical trials or product approval by the FDA, the EMA or comparable foreign regulatory authorities. Product candidates that show positive pre-clinical or early clinical results may not show sufficient safety or efficacy in later stage clinical trials and therefore may fail to obtain regulatory approvals. For example, although Keyzilen® achieved favorable results in our Phase 2 efficacy trial, in August 2016, we announced that the Phase 3 TACTT2 clinical trial of Keyzilen® did not meet its two co-primary efficacy endpoints of statistically significant changes in tinnitus loudness and tinnitus burden compared to placebo. There can be no assurances that TACTT3, our ongoing Phase 3 clinical trial with Keyzilen® will meet its primary efficacy endpoints. In addition, pre-clinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that believed their product candidates performed satisfactorily in pre-clinical studies and clinical trials have nonetheless failed to obtain marketing approval for the product candidates. The FDA, the EMA and comparable foreign regulatory authorities have substantial discretion in the approval process and in determining when or whether regulatory approval will be obtained for any of our product candidates. Even if we believe the data collected from clinical trials of our product candidates are promising, such data may not be sufficient to support approval by the FDA, the EMA or any other regulatory authority.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. In the case of our late stage clinical product candidates, results may differ in general on the basis of the larger number of clinical trial sites and additional countries and languages involved in Phase 3 clinical trials.

In the case of Keyzilen® our endpoints in Phase 3 clinical trials are based on patient reported outcomes, some of which are captured daily from trial participants with electronic diaries. Based on insights from our continuing analysis of the TACTT2 trial, we believe the high frequency of tinnitus loudness ratings over an extended period of time may have caused a number of patients to excessively focus on their tinnitus symptoms, thereby influencing the measured outcome. In addition, low compliance with daily reporting requirements may impact the trials’ validity or statistical power.

Under the SPA with the FDA we agreed to use the Tinnitus Functional Index, or TFI, as a co-primary efficacy endpoint in the TACTT2 trial and a secondary efficacy endpoint in the TACTT3 trial. Based on our ongoing analysis of the TACTT2 clinical trial results, we are amending our protocol for the TACTT3 Phase 3 clinical trial of Keyzilen® to elevate the change in the TFI score from a key secondary endpoint to an alternate primary efficacy endpoint. We used a different tinnitus questionnaire in the previous clinical trials with Keyzilen® (Tinnitus Handicap Inventory 12, THI-12, a 12-item short version of the 25-item Tinnitus Handicap Inventory, or THI). Unlike the THI-12, the TFI was developed and validated broadly in accordance with the FDA’s guidance for patient-reported outcome measures and with the explicit aim of measuring treatment-related changes in tinnitus. In addition, the TFI covers all important domains of negative tinnitus impact including sleep difficulties, whereas the THI-12 does not include any sleep-related item. In spite of the methodological superiority of the TFI and a 2011 study by Meikle et al. showing a high correlation between THI and TFI scores with higher responsiveness to change of the latter, there is no assurance that outcomes with the TFI will be qualitatively and quantitatively similar or the same as those that would result with the THI-12. In the TACTT2 trial, treatment with Keyzilen® did not result in a clinically meaningful change in TFI in the overall trial population.

For calculating the statistical power of the extended TACTT3 trial, we made certain hypotheses regarding the size of the true treatment effect of Keyzilen® over placebo and the related standard deviations. For the TFI, those were based on actual outcomes for the subpopulations in the TACTT2 trial, whereas the standard deviation was taken at the 80% confidence level (meaning that the probability is 80% that the true standard deviation is not higher). The statistical power for detecting a true treatment effect of at least 5 TFI points in the overall trial population or in the subpopulation with severe or extreme tinnitus or of at least 7 TFI points in the subpopulation with otitis media related tinnitus was calculated at 87%; for true treatments effects of 0.5 in the TLQ the power is greater than 90%. We believe the underlying assumptions to be reasonable since they are based on actual patient data with Keyzilen® from TACTT2. However, we cannot know what the true effects of Keyzilen® will be in TACTT3; if the true effects turn out to be less than hypothesized, then the trial's power (i.e., the chance of achieving a significant result in either the overall population or in one or both of the defined subpopulations) would be reduced and if the true effects turn out to be greater than hypothesized, then power would be increased. Further, the use of the Hochberg procedure to control for Type I error for testing endpoints not only for the entire trial population, but also for two subpopulations, means that not all tested groups will be tested at the same significance level; if the population with the least significant p-value does not reach the specified level of significance (0.04 for the TFI and 0.01 for TLQ), then the other two populations with lower p-values will be tested at a more stringent significance level. This means that the statistical hurdle could be highest for the best performing population. The Hochberg procedure, a method applied to statistical testing to control for multiplicity, avoids the need for pre-specification of a hierarchy among the three populations for analysis, providing more flexibility than with other methods and allowing the possibility of achieving success in a subpopulation.

In the case of AM-111 we are evaluating the safety and efficacy in an idiopathic condition which implies a considerable heterogeneity in the etiology and natural history of the condition. This may have an impact on the safety and efficacy outcomes of our Phase 3 clinical trials. In addition, in HEALOS and ASSENT, we extended the time window for enrollment into each clinical trial, from up to 48 hours to up to 72 hours, in response to results from the Phase 2 trial showing an increasing treatment effect the later the treatment was given. This was due to declining spontaneous recovery rates while the effects with active treatment held steady. Although spontaneous recovery is expected to decline further between 48 and 72 hours, we have no assurance that improvement achieved with the active treatment will remain stable. Based on discussions with the FDA and EMA, we moved the primary endpoint from Day 7 in the Phase 2 trial to later time points in the Phase 3 trials: to Day 28 in HEALOS and to Day 91 in ASSENT. In the Phase 2 trial, a therapeutic effect of AM-111 was observed in a clinically meaningful and statistically significant way in the relevant patient population on Day 3, and the majority of the effect was achieved by Day 7; however, superior results were also observed at later time points. Therefore, we expect to be able to demonstrate a therapeutic effect at the later time points in the Phase 3 trials. However, this expectation is based on the assumption that hearing recovery patterns will be similar to the Phase 2 trial, and there is no assurance that this will be the case.

Whereas in our Phase 2 trial we had full placebo control for the primary endpoint at Day 7 and an oral corticosteroid could only be administered as a reserve therapy in case of insufficient hearing recovery to that point, such trial design is not feasible in certain countries due to the use of oral corticosteroids as standard of care. Hence, in the planned ASSENT trial oral corticosteroids will be offered as background therapy to all trial participants. Although there is no clear evidence for the efficacy of oral corticosteroids in the treatment of idiopathic sudden sensorineural hearing loss, or ISSNHL, we have assumed a small impact of background therapy on hearing recovery when calculating the number of patients that are required to demonstrate AM-111’s efficacy in a statistically significant and clinically meaningful way. We cannot rule out the possibility that the background therapy will enhance hearing recovery more substantially, and that in consequence the trial may not demonstrate the therapeutic benefit of AM-111. We will conduct an interim analysis at the midpoint of enrollment, and the clinical trial protocol allows for adjusting the size of the trial if suggested by the interim analysis; however, the required adjustment may be too large to be considered feasible and we may have to change the trial design significantly or stop the trial altogether.

Orphan drug designation for AM-111 was granted by the FDA and EMA for the treatment of acute sensorineural hearing loss, or ASNHL, an umbrella term that comprises hearing loss from acute acoustic trauma, or AAT, surgery-induced trauma or ISSNHL. We estimate ISSNHL to be the largest of the three subgroups. The broader, more general designation of ASNHL is based on the common pathophysiologic pathway shared by the three subgroups. Although we expect to obtain regulatory approval for the entire indication of ASNHL based on confirmatory efficacy and safety data that covers only one or two rather than all three of the subgroups, there can be no assurance that regulatory agencies will concur with this assumption at the time of the marketing approval procedure. In that case, it may not be sufficient to conduct HEALOS and ASSENT in the subgroup of ISSNHL, as is currently planned.

Based on our ongoing analysis of the TACTT2 clinical trial results, we are amending our protocol for the ongoing TACTT3 Phase 3 clinical trial of Keyzilen® and intend to enroll an additional 120 patients, which will cause our product development costs to increase. If we are required to make further changes to the trial design of, or conduct additional clinical trials or other testing of Keyzilen®, AM-111, or any other product candidate that we develop beyond the trials and testing that we contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are unfavorable or are only modestly favorable or if there are safety concerns associated with Keyzilen®, AM-111 or our other product candidates, we may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

•	be subject to additional post-marketing testing or other requirements; or

•	remove the product from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or marketing approvals or if we are required to conduct additional clinical trials or other testing of Keyzilen® and we may be required to obtain additional funds to complete clinical trials. We cannot assure you that our clinical trials will begin as planned or be completed on schedule, if at all, or that we will not need to restructure our trials after they have begun. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do or shorten any periods during which we have the exclusive right to commercialize our product candidates, which may harm our business and results of operations. In addition, some of the factors that cause, or lead to, clinical trial delays may ultimately lead to the denial of regulatory approval of Keyzilen®, AM-111 or any other product candidate.

If serious adverse, undesirable or unacceptable side effects are identified during the development of our product candidates or following approval, if any, we may need to abandon our development of such product candidates, the commercial profile of any approved label may be limited, or we may be subject to other significant negative consequences following marketing approval, if any.

If our product candidates are associated with serious adverse, undesirable or unacceptable side effects, we may need to abandon their development or limit development to certain uses or sub-populations in which such side effects are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in pre-clinical or early-stage testing have later been found to cause side effects that restricted their use and prevented further development of the compound for larger indications.

In our clinical trials of Keyzilen® and AM-111 to date, adverse events have included procedure-related transient changes in tinnitus loudness, muffled hearing, ear discomfort or pain, incision site complications and middle ear infections. A limited number of serious adverse events were observed (in 2.4% of patients enrolled in the Keyzilen® Phase 2 program, in 2.5% in the TACTT2 clinical trial with Keyzilen® and in 4.5% of patients in the AM-111 Phase 2 clinical trial); all (Keyzilen®) or most (AM-111) were considered unrelated or unlikely related to the treatment. Occurrence of serious procedure- or treatment-related side effects could impede clinical trial enrollment and receipt of marketing approval from the FDA, the EMA and comparable foreign regulatory authorities. They could also adversely affect physician or patient acceptance of our product candidates.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such product;

•	regulatory authorities may require additional warnings on the label;

•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation and physician or patient acceptance of our products may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

We depend on enrollment of patients in our clinical trials for our product candidates. If we are unable to enroll patients in our clinical trials, our research and development efforts could be materially adversely affected.

Successful and timely completion of clinical trials will require that we enroll a sufficient number of patient candidates. Trials may be subject to delays as a result of patient enrollment taking longer than anticipated or patient withdrawal. Patient enrollment depends on many factors, including the size and nature of the patient population, eligibility criteria for the trial, the proximity of patients to clinical sites, the design of the clinical protocol, the availability of competing clinical trials, the availability of new drugs approved for the indication the clinical trial is investigating, and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies. In our Phase 3 clinical trials of Keyzilen®, we enroll patients with acute inner ear tinnitus, meaning patients with symptom duration of three months or less, due to traumatic injury to their cochlea or otitis media. Thus, we must identify, recruit, enroll and dose patients with tinnitus caused by a pre-determined universe of factors in a limited time frame. Our product candidate AM-111, which is intended for patients with acute inner ear hearing loss, which is also known as acute sensorineural hearing loss or ASNHL, has orphan drug designation for the treatment of ASNHL, which means that the potential patient population is more limited. In our late-stage clinical program with AM-111 the enrollment window is 72 hours from onset, meaning that we must enroll patients in a short time frame. This short enrollment window may negatively impact our enrollment rate.

The specific target population of patients and therapeutic time windows may make it difficult for us to enroll enough patients to complete our clinical trials in a timely and cost-effective manner. Delays in the completion of any clinical trial of our product candidates will increase our costs, slow down our product candidate development and approval process and delay or potentially jeopardize our ability to commence product sales and generate revenue. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

We may become exposed to costly and damaging liability claims, either when testing our product candidates in the clinic or at the commercial stage; and our product liability insurance may not cover all damages from such claims.

We are exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing and use of pharmaceutical products. Currently we have no products that have been approved for commercial sale; however, the current and future use of product candidates by us in clinical trials, and the sale of any approved products in the future, may expose us to liability claims. These claims might be made by patients that use the product, healthcare providers, pharmaceutical companies or others selling such products. Any claims against us, regardless of their merit, could be difficult and costly to defend and could materially adversely affect the market for our product candidates or any prospects for commercialization of our product candidates.

Although the clinical trial process is designed to identify and assess potential side effects, it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If any of our product candidates were to cause adverse side effects during clinical trials or after approval of the product candidate, we may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use our product candidates.

We purchase liability insurance in connection with each of our clinical trials. It is possible that our liabilities could exceed our insurance coverage. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for any of our product candidates. However, we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be impaired.

Should any of the events described above occur, this could have a material adverse effect on our business, financial condition and results of operations.

We have obtained orphan drug designation for AM-111 for the treatment of ASNHL from the FDA and the EMA, and we may rely on obtaining and maintaining orphan drug exclusivity for AM-111, if approved. Orphan drug designation may not ensure that we will enjoy market exclusivity in a particular market, and if we fail to obtain or maintain orphan drug exclusivity for AM-111, we may be subject to earlier competition and our potential revenue will be reduced.

AM-111 has been granted orphan drug designation for the treatment of ASNHL by the FDA and EMA. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the European Union, the EMA’s Committee for Orphan Medicinal Products, or COMP, grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention, or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Union. Additionally, designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug or biological product or where there is no satisfactory method of diagnosis, prevention, or treatment, or, if such a method exists, the medicine must be of significant benefit to those affected by the condition.

In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer is unable to assure sufficient product quantity. In the European Union, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity following drug or biological product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Even though we have obtained orphan drug designation for AM-111 for the treatment of ASNHL in the United States and Europe, we may not be the first to obtain marketing approval for any particular orphan indication due to the uncertainties associated with developing pharmaceutical products. Further, even if we obtain orphan drug designation for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

The orphan drug designation for AM-111 relates to ASNHL, an umbrella term comprising acute acoustic trauma, ISSNHL and surgery-induced trauma based on a common pathophysiologic pathway. Our Phase 3 late-stage program is only enrolling patients suffering from ISSNHL, which represent the largest of the three ASNHL subgroups. Based on their outcomes, we may obtain marketing authorization only for the ISSNHL subgroup, and additional studies or clinical trials may be required to obtain marketing authorization for the entire ASNHL indication.

Due to our limited resources and access to capital, we must and have in the past decided to prioritize development of certain product candidates; these decisions may prove to have been wrong and may adversely affect our revenues.

Because we have limited resources and access to capital to fund our operations, we must decide which product candidates to pursue and the amount of resources to allocate to each. As such, we are currently primarily focused on the development of Keyzilen® and AM-111 for the treatment of acute inner ear tinnitus and acute inner ear hearing loss, respectively. Our decisions concerning the allocation of research, collaboration, management and financial resources toward particular compounds, product candidates or therapeutic areas may not lead to the development of viable commercial products and may divert resources away from better opportunities. Similarly, our potential decisions to delay, terminate or collaborate with third parties in respect of certain product development programs may also prove not to be optimal and could cause us to miss valuable opportunities. If we make incorrect determinations regarding the market potential of our product candidates or misread trends in the biopharmaceutical industry, in particular for inner ear disorders, our business, financial condition and results of operations could be materially adversely affected.

Our research and development activities could be affected or delayed as a result of possible restrictions on animal testing.

Certain laws and regulations require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted, delayed or become more expensive.

Risks Related to Regulatory Approval of Our Product Candidates

We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

Our future success is dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize one or more product candidates. We currently have two product candidates in late-stage clinical development. Keyzilen® is in Phase 3 clinical development for the treatment of acute inner ear tinnitus under a SPA from the FDA (TACTT2) and based on scientific advice from the EMA (TACTT3). AM-111 is in Phase 3 clinical development for the treatment of acute sensorineural hearing loss for which we received feedback from the FDA and EMA on multiple occasions. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA, EMA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates.

Although certain of our employees have prior experience with submitting marketing applications to the FDA, EMA or comparable foreign regulatory authorities, we as a company have not submitted such applications for our product candidates. We cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Applications for our product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

•	the FDA, EMA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	the population studied in the clinical program may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

•	the FDA, EMA or comparable foreign regulatory authorities may disagree with our interpretation of data from nonclinical trials or clinical trials;

•	the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a new drug application, or NDA, or other submission or to obtain regulatory approval in the United States or elsewhere;

•	we may be unable to demonstrate to the FDA, EMA or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

•	the FDA, EMA or other regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA, EMA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

In addition, no product for the treatment of acute inner ear tinnitus or acute inner ear hearing loss has been approved by the FDA or the EMA. Accordingly, our current product candidates or any of our other future product candidates could take a significantly longer time to gain regulatory approval than expected or may never gain regulatory approval. This could delay or eliminate any potential product revenue by delaying or terminating the potential commercialization of our product candidates.

We generally plan to seek regulatory approval to commercialize our product candidates in the United States, the European Union and in additional foreign countries where we have commercial rights. To obtain regulatory approval in other countries, we must comply with numerous and varying regulatory requirements of such other countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical trials, commercial sales, pricing, and distribution of our product candidates. Even if we are successful in obtaining approval in one jurisdiction, we cannot ensure that we will obtain approval in any other jurisdictions. Failure to obtain marketing authorization for our product candidates will result in our being unable to market and sell such products, which would materially adversely affect our business, financial conditional and results of operations. If we fail to obtain approval in any jurisdiction, the geographic market for our product candidates could be limited. Similarly, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates.

Because we are developing therapies for which there is little clinical experience and, in some cases, using new endpoints, there is more risk that the outcome of our clinical trials will not be favorable. Even if the results of our trials are favorable, there is risk that they will not be acceptable to regulators or physicians.

There are currently no drugs with proven efficacy for acute inner ear tinnitus or acute inner ear hearing loss. In addition, there has been limited historical clinical trial experience generally for the development of drugs to treat these conditions. Regulatory authorities in the United States and European Union have not issued definitive guidance as to how to measure the efficacy of treatments for acute inner ear tinnitus or acute inner ear hearing loss, and regulators have not yet established what is required to be demonstrated in a clinical trial in order to signify a clinically meaningful result and/or obtain marketing approval. We have designed our Phase 3 trials for Keyzilen®and AM-111 to include endpoints that we believe are clinically justified and meaningful. Specifically, with regard to Keyzilen®, the EMA indicated that a statistically significant improvement in tinnitus loudness that is supported by several secondary variables would demonstrate a clinically meaningful result. The FDA indicated that an improvement in tinnitus loudness supported by a co-primary efficacy point, such as the TFI questionnaire, would be clinically meaningful. The TACTT2 clinical trial with Keyzilen® did not meet the two co-primary efficacy endpoints of statistically significant changes in tinnitus loudness and tinnitus burden compared to placebo. Additionally, no product has been approved for marketing based upon such guidance and we cannot be certain that Keyzilen® will be approved even if it were to demonstrate such results in TACTT3, its second Phase 3 trial, in particular because of the results of TACTT2.

With regard to AM-111, the FDA and EMA have indicated that a 10 dB improvement in hearing thresholds is clinically significant, in line with clinical practice. However, no product has been approved for marketing based upon such guidance and we cannot be certain that AM-111 will be approved even if it were to demonstrate such results in its Phase 3 trial.

Some of our conclusions regarding the potential efficacy of Keyzilen® in our completed TACTT2 clinical trial of Keyzilen® for the treatment of acute inner ear tinnitus in certain subgroups are based on retrospective analyses of the results of these trials, which are generally considered less reliable indicators of efficacy than pre-specified analyses.

After determining that we did not achieve the co-primary efficacy endpoints in our completed TACTT2 clinical trial of Keyzilen® for the treatment of acute inner ear tinnitus, we performed retrospective analyses that we believe show treatment effects on TFI in favor of Keyzilen® in case of greater tinnitus severity at baseline. Although we believe that these additional analyses were warranted, a retrospective analysis performed after unblinding trial results can result in the introduction of bias if the analysis is inappropriately tailored or influenced by knowledge of the data and actual results. In particular, the analysis that resulted in a clinically meaningful effect being observed in active-treated patients who suffered from severe or extreme tinnitus poses greater risk of bias as such subgroup was not pre-specified in the trial design.

Because of these limitations, regulatory authorities typically give greatest weight to results from pre-specified analyses and less weight to results from post-hoc, retrospective analyses. As a result, even if TACTT3 provides confirmatory results for the subgroup of severe to extreme tinnitus, the TACTT2 results and the retrospective analysis could negatively impact the evaluation by the EMA or the FDA of our anticipated applications for marketing approval for Keyzilen®.

If Keyzilen® is only shown to be efficacious in certain subgroups, such as patients with otitis media-related tinnitus or greater tinnitus severity, we may only be able to obtain approval for these limited patient populations, which would reduce the market potential for Keyzilen® and could materially adversely affect our business, financial condition and results of operations.

While our TACTT2 clinical trial with Keyzilen® did not meet the two co-primary efficacy endpoints of statistically significant changes in tinnitus loudness and tinnitus burden compared to placebo, we believe that the trial data show treatment effects on TFI in favor of Keyzilen® for the subgroups of patients with otitis media-related tinnitus or greater tinnitus severity. As a result, our amended trial protocol for TACTT3 includes these two subgroups in confirmatory statistical testing along with the overall trial population.

If the TACTT3 results were to show clinically meaningful treatment effects in these subgroups but fail to show efficacy in the overall trial population, we may not be able to receive regulatory approval for a patient population that is as broad as originally intended. If Keyzilen® were to receive marketing approval for these more limited patient populations, its market potential would be diminished. We currently have no products approved for sale and have invested a significant portion of our efforts and financial resources in the development of Keyzilen®, our lead product candidate. As a result, approval for a more limited patient population could materially adversely affect our business, financial condition and results of operations.

Safety issues with isomers of our product candidates or with approved products of third parties that are similar to our product candidates, could delay or prevent the regulatory approval process or result in restrictions on labeling.

Discovery of previously unknown problems, or increased focus on a known problem, with an approved product may result in restrictions on its permissible uses, including withdrawal of the medicine from the market. Esketamine, the active pharmaceutical ingredient of Keyzilen®, is an isomer of Ketamine, and may be affected by the safety of the drugs related to them. Although Ketamine has been used successfully in patients for many years, newly observed toxicities or worsening of known toxicities, in pre-clinical studies of, or in patients receiving, Ketamine, or reconsideration of known toxicities of Ketamine in the setting of new indications, could result in increased regulatory scrutiny of Keyzilen®. For example, Ketamine is regulated by the Drug Enforcement Administration, or DEA, under the Controlled Substances Act as a Schedule III drug. DEA scheduling is a separate process that can delay when a drug may become available to patients beyond a New Drug Application, or NDA approval date, and the timing and outcome of such DEA process is uncertain. Although we have observed no abuse liability associated with Keyzilen® to date, if Keyzilen® were to be scheduled under the Controlled Substances Act, such scheduling could negatively impact the ability or willingness of physicians to prescribe Keyzilen® and our ability to commercialize it.

Our special protocol assessment agreement with the FDA for our Phase 3 clinical trial of Keyzilen® does not guarantee any particular outcome from regulatory review, including ultimate approval and may not lead to a faster development or regulatory review or approval process.

We obtained agreement from the FDA on an SPA for the design of our U.S. Phase 3 trial of Keyzilen®. We also designed our Phase 3 clinical trials for Keyzilen® based on scientific advice that we received from the EMA. The FDA’s SPA process is designed to facilitate the FDA’s review and approval of drugs by allowing the FDA to evaluate the proposed design and size of Phase 3 clinical trials that are intended to form the primary basis for determining a drug product’s efficacy. However, a SPA agreement does not guarantee approval of a product candidate, and even if the FDA agrees to the design, execution, and analysis proposed in protocols reviewed under the SPA process, the FDA may revoke or alter its agreement in certain circumstances. In particular, an SPA agreement is not binding on the FDA if public health concerns emerge that were unrecognized at the time of the SPA agreement, other new scientific concerns regarding product safety or efficacy arise, the sponsor company fails to comply with the agreed upon trial protocols, or the relevant data, assumptions or information provided by the sponsor in a request for the SPA change or are found to be false or omit relevant facts. In addition, even after an SPA agreement is finalized, the SPA agreement may be modified, and such modification will be deemed binding on the FDA review division, except under the circumstances described above, if the FDA and the sponsor agree in writing to modify the protocol and such modification is intended to improve the study. The FDA retains significant latitude and discretion in interpreting the terms of the SPA agreement and the data and results from any study that is the subject of the SPA agreement.

On August 18, 2016, we announced that the TACTT2 clinical trial with Keyzilen® did not meet the two co-primary efficacy endpoints of statistically significant changes in tinnitus loudness and tinnitus burden compared to placebo. TACTT2 was designed as a randomized, double-blind, placebo-controlled trial in acute inner ear tinnitus following traumatic cochlear injury or otitis media. The trial was conducted primarily in North America and randomized 343 patients to receive either Keyzilen® 0.87 mg/mL or placebo in a 3:2 ratio. Based on insights from our continuing analysis of the TACTT2 trial, we amended the clinical trial protocol for TACTT3, the ongoing second Phase 3 clinical trial with Keyzilen®. TACTT3 was originally designed as congruent with the design of TACTT2 regarding outcome measures and the patient population to be enrolled but it differed in that the improvement in the TFI score was not a co-primary efficacy endpoint, that it had a slightly smaller size (300 instead of 330 patients) and it also includes a separate stratum of patients suffering from post-acute inner ear tinnitus. In the amended trial protocol, the change in TFI score is elevated from a key secondary endpoint to an alternate primary efficacy endpoint and the trial size has been increased by 60 patients in each of Stratum A (acute tinnitus stage) and Stratum B (post-acute tinnitus stage) to enhance statistical sensitivity to the effects of treatment. Additionally, in order to corroborate the TACTT2 results showing clinically meaningful treatment effect under the TFI over placebo for patients with otitis media-related tinnitus and greater tinnitus severity, the severity subgroup will be included in confirmatory statistical testing in TACTT3 along with the overall trial population and the already pre-specified subgroup of patients with otitis media-related tinnitus.

We cannot be sure of how the FDA, EMA or other regulatory authorities will view the TACTT2 results, including the results that we believe show treatment effects on TFI in favor of Keyzilen® for specific subgroups. Additionally, we cannot assure you that the protocol amendments to TACTT3 will be viewed favorably by the FDA, EMA or other regulatory authorities or that the TACTT3 clinical trial will succeed. These uncertainties could significantly delay or prevent any potential approval for Keyzilen®.

In early December 2016, we had two meetings with the FDA relating to the Keyzilen® program. Through a Type C Meeting, the FDA confirmed that, as per standard practice, two positive confirmatory trials would be required to submit a NDA. The FDA did not provide feedback on the TACTT3 protocol amendment because the trial is being conducted in Europe and is not under the IND Application. Data from trials that were not filed under the IND may be used for an NDA, provided they meet requisite legal and regulatory requirements such as adherence to GCP regulations.

Even if we are able to include TACTT3 in a NDA with the FDA, due to the fact that TACTT3 was not assessed by the FDA as part of the SPA process, and in spite of the congruence between the trials, we cannot exclude that even if TACTT3 is successful, the differences in outcomes between the two pivotal trials may affect the FDA’s assessment (for example, from cultural differences in patient attitudes or perceptions as TACTT3 is being conducted outside North America). If the FDA revokes or alters its agreement under the SPA, or interprets the data collected from the clinical trials differently than we do, the FDA may not deem the data sufficient to support an application for regulatory approval. A revocation or alteration in our existing SPA could significantly delay or prevent approval of our application. Our SPA with the FDA and the scientific advice from the EMA does not ensure that Keyzilen® will receive marketing approval or that the approval process will be faster than conventional regulatory procedures.

As a result, if TACTT3 is not successful, we may not be able to obtain marketing approval, and even if TACTT3 is successful, we may not be able to obtain marketing approval without any further data, which could materially adversely affect our business, financial condition and results of operations.

The number of patients with safety data from chronic intermittent use of Keyzilen® may fail to reach the levels specified and requested by the FDA.

The FDA has requested safety data from chronic intermittent use of Keyzilen® by a minimum of 300 patients treated for six months and a minimum of 100 patients treated for one year, to support a new drug application filing for Keyzilen® in the treatment of acute peripheral tinnitus. In order to address this request, we offered all participants completing the TACTT2 and TACTT3 clinical trials that met certain criteria the option to roll over into an open label follow-on safety study (AMPACT1 and AMPACT2, respectively) and receive up to three treatment cycles with Keyzilen® over a period of up to nine months. Together with the three-month TACTT trial duration, this would cover up to 12 months of exposure. Enrollment in AMPACT1 and AMPACT2 has been completed. Since a higher than expected number of TACTT trial participants was willing and eligible for enrollment into the AMPACT studies, we reduced the number of available treatment cycles in AMPACT2 from three to one by way of a protocol amendment in the first quarter 2016. We are confident of meeting the requested number of patients with chronic intermittent use data. However, we have no control over the actual number of treatment cycles that the AMPACT participants will have received as we remain blinded as to treatment allocation in TACTT3, AMPACT1 and AMPACT2. Hence, the number of patients with safety data over six months and over 12 months may or may not reach the levels specified and requested by the FDA. In case of insufficient numbers, this will become a review issue at the time of the NDA submission. Although we plan to apply for an indication of acute inner ear tinnitus, rather than chronic inner ear tinnitus, we cannot ensure that the FDA will be satisfied with the data supporting our NDA if we are not able to enroll sufficient numbers of patients in AMPACT1 and AMPACT2.

Even if our product candidates obtain regulatory approval, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

If marketing authorization is obtained for any of our product candidates, the product will remain subject to continual regulatory review and therefore authorization could be subsequently withdrawn or restricted. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the FDA or a comparable foreign regulatory authority approves any of our product candidates, we will be subject to ongoing regulatory obligations and oversight by regulatory authorities, including with respect to the manufacturing processes, labeling, packing, distribution, adverse event reporting, storage, advertising and marketing restrictions, and recordkeeping and, potentially, other post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize such products. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs, cGDPs and cGCPs for any clinical trials that we conduct post-approval. In the European Union, the marketing authorization holder has to operate a pharmacovigilance system which conforms with and is equivalent to the respective Member State’s pharmacovigilance system, requiring him to evaluate all information scientifically, to consider options for risk minimization and prevention and to take appropriate measures as necessary. As part of this system, we will have to, inter alia, have a qualified person responsible for pharmacovigilance, maintain a pharmacovigilance system master file, operate a risk management system for each medicinal product, monitor the outcome of risk minimization measures, and update continuously all pharmacovigilance data to update the risk assessment.

Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

If any of these events occurs, our ability to sell such product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements, which could materially adversely affect our business, financial condition and results of operations. The FDA’s or any other regulatory authority’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and may affect the prices we may set.

In the United States and the European Union, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system. These changes could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any products for which we obtain marketing approval.

For example, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Health Care Reform Law, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The Health Care Reform Law, among other things, increased rebates a manufacturer must pay to the Medicaid program, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, established a Medicare Part D coverage gap discount program, in which manufacturers must provide 50% point-of-sale discounts on products covered under Part D and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. Further, the law imposed a significant annual fee on companies that manufacture or import branded prescription drug products, expanded eligibility criteria for Medicaid programs, and created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. Substantial provisions affecting compliance were enacted, which may affect our business practices with health care practitioners. Continued pressure on pharmaceutical pricing is expected and may also increase our regulatory burdens and operating costs. There have been judicial and Congressional challenges to certain aspects of the Health Care Reform Law, and we expect there will be additional challenges to the Health Care Reform Law in the future in light of the new administration.

Moreover, other legislative changes have also been proposed and adopted in the United States since the Health Care Reform Law was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2025 unless additional Congressional action is taken. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other health care funding, which could have a material adverse effect on our customers and accordingly, our financial operations. Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

Furthermore, it is possible that legislation will be introduced and passed by the Republican-controlled Congress repealing the Health Care Reform Law in whole or in part and signed into law by President Trump, consistent with statements made by him during his presidential campaign and subsequently indicating his intention to do so within a short time following his inauguration. Because of the continued uncertainty about the implementation of the Health Care Reform Law, including the potential for further legal challenges or repeal of that legislation, we cannot quantify or predict with any certainty the likely impact of the Health Care Reform Law or its repeal on our business model, prospects, financial condition or results of operations, in particular on the pricing, coverage or reimbursement of any of our product candidates that may receive marketing approval. We also anticipate that Congress, state legislatures, and third-party payors may continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation or policy changes or implementations effecting additional fundamental changes in the healthcare delivery system. We cannot assure you as to the ultimate content, timing, or effect of changes, nor is it possible at this time to estimate the impact of any such potential legislation.

In the European Union, a new clinical trial regulation centralizes clinical trial approval, which eliminates redundancy, but in some cases this may extend timelines for clinical trial approvals due to potentially longer wait times. The regulation requires specific consents for use of data in research which, among other measures, may increase the costs and timelines for our product development efforts. The regulation also provides an obligation for clinical trial sponsors to make summaries of all trial results, accompanied by a summary understandable to laypersons, as well as the clinical trial report publicly available in a new database. Beyond this obligation, the EMA adopted a new "Agency policy on publication of clinical data" (in force since January 1, 2015) based on which the EMA makes available to the public all clinical trials submitted with the EMA as well as raw data results ("individual patient data"). These publication requirements can conflict with legitimate secrecy interests of the sponsors and may lead to valuable clinical trial data falling into the public domain.

On June 23, 2016, the UK public voted in a referendum to leave the European Union. The UK government subsequently announced its intention to serve notice of withdrawal from the European Union no later than March 2017. As a consequence of such withdrawal notice, EU law will cease to apply to the UK from the date of entry into force of a withdrawal agreement, or two years after UK’s submission of the withdrawal notification. As a result, the UK is likely to remain within the European Union for at least the next two years, and, therefore there will likely be no major legal implications for the life sciences sector in the short term. In the long term, however, the effects may be more severe, in particular if the UK cannot agree the terms of a continued close association with the European Union and/or chooses not to incorporate existing EU rules into national law and/or to no longer align themselves with European law. The administrative burden for pharmaceutical companies could increase significantly because regulatory requirements, for example clinical trial authorizations and marketing authorization applications, may need to be fulfilled under a new and different legal framework for the UK. Existing marketing authorizations granted in the European Union under the centralized procedure prior to the exit may potentially not be recognized anymore by the UK.

Austerity measures in certain European nations may also affect the prices we are able to seek if our products are approved, as discussed below.

Both in the United States and in the European Union, legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be.

Our relationships with customers and payors may be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which, if violated, could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings, among other penalties.

Healthcare providers, payors and others play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, primarily in the United States, that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable U.S. healthcare laws and regulations, include the following:

•	the U.S. healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under U.S. government healthcare programs such as Medicare and Medicaid;

•	the U.S. False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•	the U.S. Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•	the transparency requirements under the Health Care Reform Law require manufacturers of drugs, devices, biologics and medical supplies to report to the U.S. Department of Health and Human Services information related to payments and other transfers of value made by such manufacturers to physicians and teaching hospitals, and ownership and investment interests held by physicians or their immediate family members; and

•	analogous laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.

Similar laws exist in other jurisdictions.

In the European Union, there is currently no central European anti-bribery or similar legislation. However, more and more EU member states as well as life sciences industry associations are enacting increasingly specific anti-bribery rules for the healthcare sector which are as severe and sometimes even more severe than in the United States. Germany, for example, has recently adopted new criminal provisions dealing with granting benefits to healthcare professionals. This new law has increased the legal restrictions as well as the legal scrutiny for the collaboration and contractual relationships between the pharmaceutical industry and its customers.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under the U.S. federal Anti-Kickback Statute, it is possible that some of our future business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from U.S. government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business with are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Related to this Offering and Our Common Shares and Warrants

We believe that we were a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our 2016 taxable years, and we expect to be a PFIC for our current year and for the foreseeable future.

We believe that we were a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our 2016 taxable year, and we expect to be a PFIC for our current year and for the foreseeable future. In addition, we may, directly or indirectly, hold equity interests in other PFICs, or Lower-tier PFICs. Under the Internal Revenue Code of 1986, as amended, or the Code, we will be a PFIC for any taxable year in which (i) 75% or more of our gross income consists of passive income or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains.

If we are a PFIC for any taxable year during which a U.S. investor holds our shares, the U.S. investor may be subject to adverse tax consequences, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) compliance with certain reporting requirements.

For further discussion of the adverse U.S. federal income tax consequences of our classification as a PFIC, see “Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders.”

You may not be able to resell your warrants or obtain any return on your investment.

There is no established trading market for the warrants being offered in this offering, and we do not expect such a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system, and you may not be able to resell your warrants. If your warrants cannot be resold, you will have to depend upon any appreciation in the value of our common shares over the exercise price of the warrants in order to realize a return on your investment in the warrants. Additionally, under the terms of the warrants, if there is no effective registration statement permitting the issuance of common shares upon exercise of the warrants, a holder may not exercise the purchase rights represented by the warrants unless such holder, at the time of such exercise, is an "accredited investor" as defined in Regulation D under the Securities Act, and such holder, at the Company's request, represents the same to the Company in writing. In such an event, if you are not an "accredited investor" you will not be able to exercise the purchase rights represented by the warrants and may not be able to realize a return on your investment in the warrants. We cannot assure you that you will be able to obtain any return on your investment in our common shares or warrants; and you may lose all of your investment.

Investors will have no rights as a shareholder with respect to their warrants until they exercise their warrants and acquire our common shares.

Until you acquire our common shares upon exercise of your warrants (which requires receipt by the Company of the duly executed exercise notice as well as receipt of the exercise price in accordance with Swiss law), you will have no rights with respect to the common shares underlying such warrants except as set forth in the warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

The price of our common shares may be volatile and may fluctuate due to factors beyond our control.

The share price of publicly traded emerging biopharmaceutical and drug discovery and development companies has been highly volatile and is likely to remain highly volatile in the future. The market price of our common shares may fluctuate significantly due to a variety of factors, including:

•	positive or negative results of testing and clinical trials by us, strategic partners, or competitors;

•	delays in entering into strategic relationships with respect to development and/or commercialization of our product candidates or entry into strategic relationships on terms that are not deemed to be favorable to us;

•	technological innovations or commercial product introductions by us or competitors;

•	changes in government regulations;

•	developments concerning proprietary rights, including patents and litigation matters;

•	public concern relating to the commercial value or safety of any of our product candidates;

•	financing or other corporate transactions;

•	publication of research reports or comments by securities or industry analysts;

•	general market conditions in the pharmaceutical industry or in the economy as a whole; or

•	other events and factors beyond our control.

Additionally, these factors may affect the liquidity of our common shares, which may hurt your ability to sell our common shares in the future. In addition, the stock market in general has recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. Broad market and industry factors may materially affect the market price of companies’ stock, including ours, regardless of actual operating performance.

Certain principal shareholders and members of our executive team and board of directors own a majority of our common shares and as a result will be able to exercise significant control over us, and your interests may conflict with the interests of such shareholders.

Certain principal shareholders and their affiliated entities as well as members of our executive team and board of directors own approximately 73% of our common shares. Depending on the level of attendance at our general meetings of shareholders, these shareholders may be in a position to determine the outcome of decisions taken at any such general meeting. Any shareholder or group of shareholders controlling more than 50% of the shares represented at our general meetings of shareholders may control any shareholder resolution requiring an absolute majority of the shares represented, including the election of members to the board of directors of our company, certain decisions relating to our capital structure, the approval of certain significant corporate transactions and certain amendments to our articles of association. To the extent that the interests of these shareholders may differ from the interests of the Company’s other shareholders, the latter may be disadvantaged by any action that these shareholders may seek to pursue. Among other consequences, this concentration of ownership may have the effect of delaying or preventing a change in control and might therefore negatively affect the market price of our common shares.

Future sales, or the possibility of future sales, of a substantial number of our common shares could adversely affect the price of our common shares.

Future sales of a substantial number of our common shares, or the perception that such sales will occur, could cause a decline in the market price of our common shares. Approximately 53% of our common shares outstanding are held by affiliates immediately prior to this offering. If these shareholders sell substantial amounts of common shares in the public market, or the market perceives that such sales may occur, the market price of our common shares and our ability to raise capital through an issue of equity securities could be adversely affected. We have also entered into a registration rights agreement pursuant to which we have agreed under certain circumstances to file a registration statement to register the resale of common shares held by certain of our shareholders, as well as to cooperate in certain public offerings of such common shares. We have also filed registration statements to register all common shares and other equity securities that we have issued under our prior equity incentive plans or may issue under our new omnibus equity compensation plan. These common shares may be freely sold in the public market upon issuance, subject to certain limitations applicable to affiliates. If a large number of our common shares are sold in the public market, the sales could reduce the trading price of our common shares and impede our ability to raise future capital.

If you purchase the units sold in this offering, you may experience immediate dilution as a result of this offering and future equity issuances.

Because the price per share of the common shares being offered may be higher than the book value per share of our common shares, you may suffer immediate and substantial dilution in the net tangible book value of the common shares you purchase in this offering. The issuance of additional common shares in future offerings could be dilutive to shareholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, common shares in the future and those options, warrants or other securities are exercised, converted or exchanged, shareholders may experience further dilution.

Based on the public offering price of $           per unit, excluding common shares issuable upon exercise of the warrants being offered in this offering, you will experience immediate dilution of $           per common share, representing the difference between our as adjusted net tangible book value per common share after giving effect to this offering and the public offering price. See “Dilution.”

We have broad discretion in the use of the net proceeds from this offering, if any, and may not use them effectively.

Our management has broad discretion in the application of the net proceeds from this offering, if any, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common shares to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We do not expect to pay dividends in the foreseeable future.

We have not paid any dividends since our incorporation. Even if future operations lead to significant levels of distributable profits, we currently intend that any earnings will be reinvested in our business and that dividends will not be paid until we have an established revenue stream to support continuing dividends. The proposal to pay future dividends to shareholders will in addition effectively be at the discretion of our board of directors and shareholders after taking into account various factors including our business prospects, cash requirements, financial performance and new product development. In addition, payment of future dividends is subject to certain limitation pursuant to Swiss law or by our articles of association. Accordingly, investors cannot rely on dividend income from our common shares and any returns on an investment in our common shares will likely depend entirely upon any future appreciation in the price of our common shares.

We are a holding company with no material direct operations.

We are a holding company with no material direct operations. As a result, we would be dependent on dividends, other payments or loans from our subsidiaries in order to pay a dividend. Our subsidiaries are subject to legal requirements of their respective jurisdictions of organization that may restrict their paying dividends or other payments, or making loans, to us.

We are a Swiss corporation. The rights of our shareholders may be different from the rights of shareholders in companies governed by the laws of U.S. jurisdictions.

We are a Swiss corporation. Our corporate affairs are governed by our articles of association and by the laws governing companies incorporated in Switzerland. The rights of our shareholders and the responsibilities of members of our board of directors may be different from the rights and obligations of shareholders and directors of companies governed by the laws of U.S. jurisdictions. In the performance of its duties, our board of directors is required by Swiss law to consider the interests of our company, our shareholders, our employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder. Swiss corporate law limits the ability of our shareholders to challenge resolutions made or other actions taken by our board of directors in court. Our shareholders generally are not permitted to file a suit to reverse a decision or an action taken by our board of directors but are instead only permitted to seek damages for breaches of fiduciary duty. As a matter of Swiss law, shareholder claims against a member of our board of directors for breach of fiduciary duty would have to be brought in Zug, Switzerland, or where the relevant member of our board of directors is domiciled. In addition, under Swiss law, any claims by our shareholders against us must be brought exclusively in Zug, Switzerland.

Our common shares are issued under the laws of Switzerland, which may not protect investors in a similar fashion afforded by incorporation in a U.S. state.

We are organized under the laws of Switzerland. There can be no assurance that Swiss law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the U.S., which could adversely affect the rights of investors.

U.S. shareholders may not be able to obtain judgments or enforce civil liabilities against us or our executive officers or members of our board of directors.

We are organized under the laws of Switzerland and our jurisdiction of incorporation is Zug, Switzerland. Moreover, a number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result is incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International

Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•	no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

Our status as a Swiss corporation means that our shareholders enjoy certain rights that may limit our flexibility to raise capital, issue dividends and otherwise manage ongoing capital needs.

Swiss law reserves for approval by shareholders certain corporate actions over which a board of directors would have authority in some other jurisdictions. For example, the payment of dividends and cancellation of treasury shares must be approved by shareholders. Swiss law also requires that our shareholders themselves resolve to, or authorize our board of directors to, increase our share capital. While our shareholders may authorize share capital that can be issued by our board of directors without additional shareholder approval, Swiss law limits this authorization to 50% of the issued share capital at the time of the shareholders’ authorization. The authorization, furthermore, has a limited duration of up to two years and must be renewed by the shareholders from time to time thereafter in order to be available for raising capital. Additionally, Swiss law grants pre-emptive rights to existing shareholders to subscribe for new issuances of shares. In certain circumstances, including those explicitly described in our articles of association, our board of directors may withdraw such pre-emptive rights. Shareholders who believe pre-emptive rights were improperly withdrawn may sue us for damages or may attempt to block the registration of the issuance of new shares in the commercial register which may delay or exclude the share issuance. Swiss law also does not provide as much flexibility in the various rights and regulations that can attach to different categories of shares as do the laws of some other jurisdictions. These Swiss law requirements relating to our capital management may limit our flexibility, and situations may arise where greater flexibility would have provided benefits to our shareholders.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act and although we are subject to Swiss laws and regulations with regard to such matters and intend to furnish quarterly financial information to the SEC, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each financial year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we follow certain home country governance practices rather than the corporate governance requirements of Nasdaq.

We are a foreign private issuer. As a result, in accordance with Nasdaq Listing Rule 5615(a)(3), we comply with home country governance requirements and certain exemptions thereunder rather than complying with certain of the corporate governance requirements of Nasdaq.

Swiss law does not require that a majority of our board of directors consists of independent directors. Our board of directors therefore may include fewer independent directors than would be required if we were subject to Nasdaq Listing Rule 5605(b)(1). In addition, we are not subject to Nasdaq Listing Rule 5605(b)(2), which requires that independent directors regularly have scheduled meetings at which only independent directors are present.

Although Swiss law also requires that we adopt a compensation committee, we follow home country requirements with respect to such committee. As a result, our practice varies from the requirements of Nasdaq Listing Rule 5605(d), which sets forth certain requirements as to the responsibilities, composition and independence of compensation committees. In addition, in accordance with Swiss law, we have opted not to implement a standalone nominating committee. To this extent, our practice varies from the independent director oversight of director nominations requirements of Nasdaq Listing Rule 5605(e).

Furthermore, in accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. Our practice thus varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock. Our articles of association provide for an independent proxy holder elected by our shareholders, who may represent our shareholders at a general meeting of shareholders, and we must provide shareholders with an agenda and other relevant documents for the general meeting of shareholders. However, Swiss law does not have a regulatory regime for the solicitation of proxies and company solicitation of proxies is prohibited for public companies in Switzerland, thus our practice varies from the requirement of Nasdaq Listing Rule 5620(b), which sets forth certain requirements regarding the solicitation of proxies. In addition, we have opted out of shareholder approval requirements for the issuance of securities in connection with certain events such as the acquisition of stock or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control of us and certain private placements. To this extent, our practice varies from the requirements of Nasdaq Listing Rule 5635, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events.

As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

We are a foreign private issuer and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, either (a) a majority of our common shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be United States citizens or residents, (ii) more than 50 percent of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. These criteria are tested on the last business day of our second fiscal quarter, each year. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and stock exchange rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time-consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to “emerging growth companies” will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an “emerging growth company,” we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” until 2019, although circumstances could cause us to lose that status earlier, including if the market value of our common shares held by non-affiliates exceeds $700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an “emerging growth company” as of the following December 31 (our fiscal year end). We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the price of our common shares may be more volatile.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common shares.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue and cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common shares.

We will be required to disclose changes made in our internal controls and procedures and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an “emerging growth company” until 2019. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our common shares and our trading volume could decline.

The trading market for our common shares depends in part on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure you that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, the price of our common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common shares could decrease, which might cause the price of our common shares and trading volume to decline.

Use of Proceeds

We estimate that the net proceeds of the sale of our common shares and warrants in this offering will be approximately $        million, or approximately $        million if the underwriters exercise in full their option to purchase           additional common shares and/or additional warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The net proceeds amount excludes the proceeds, if any, from the exercise of warrants issued pursuant to this offering.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

We believe that our existing cash and cash equivalents prior to this offering will enable us to fund our operating expenses and capital expenditure requirements until fall 2017. Based on our planned use of the net proceeds of this offering and our existing cash and cash equivalents prior to this offering, we estimate that such funds will be sufficient to enable us to fund our operating expenses and capital expenditure requirements until . We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

Market for Our Common Shares and Dividends

Our common shares are quoted on the NASDAQ Global Market under the symbol “EARS.” The following table sets forth on a per share basis the low and high closing sale prices of our common shares as reported by the NASDAQ Global Market for the periods presented.

	High	Low
Year Ended:
December 31, 2014 (starting August 6, 2014)	7.23	3.51
December 31, 2015	6.38	3.02
December 31, 2016	7.79	0.89
Year Ended December 31, 2015:
First Quarter	6.38	3.51
Second Quarter	6.05	4.33
Third Quarter	5.56	3.50
Fourth Quarter	5.00	3.02
Year Ended December 31, 2016:
First Quarter	7.79	3.36
Second Quarter	4.33	3.13
Third Quarter	5.35	1.58
Month Ended:
August 31, 2016	5.35	1.85
September 30, 2016	1.82	1.58
October 31, 2016	1.75	1.03
November 30, 2016	1.24	0.90
December 31, 2016	1.45	1.07
January 31, 2017	1.24	1.06
February 28, 2017 (through February 13, 2017)	1.27	1.16

As of February 13, 2017, we had 34,329,704 common shares issued and outstanding held by 9 registered holders, one of which is Cede & Co., a nominee for The Depository Trust Company (“DTC”). All of the common shares held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC and therefore are considered to be held of record by Cede & Co. as one shareholder.

We have never paid a dividend, and we do not anticipate paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in our common shares will benefit in the foreseeable future only if our common shares appreciate in value.

Under Swiss law, any dividend must be proposed by our board of directors and approved by a shareholders’ meeting. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association. A Swiss corporation may pay dividends only if it has sufficient distributable profits brought forward from the previous business years (“Gewinnvortrag”) or if it has distributable reserves (“frei verfügbare Reserven”), each as evidenced by its audited standalone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and its articles of association have been deducted. Distributable reserves are generally booked either as “free reserves” (“freie Reserven”) or as “reserve from capital contributions” (“Reserven aus Kapitaleinlagen”). Distributions out of issued share capital, which is the aggregate nominal value of a corporation’s issued shares, may be made only by way of a share capital reduction.

We are a holding company with no material direct operations. As a result, we would be dependent on dividends, other payments or loans from our subsidiaries in order to pay a dividend. Our subsidiaries are subject to legal requirements of their respective jurisdictions of organization that may restrict their paying dividends or other payments, or making loans, to us.

Capitalization

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of September 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to our issuance and sale of units in this offering (excluding common shares issuable upon exercise of the warrants being offered in this offering), at the public offering price of $ per unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of units sold and other terms of the offering determined at the time our units are sold pursuant to this prospectus supplement. Investors should read this table in conjunction with our audited consolidated financial statements and related notes as of and for the year ended December 31, 2015 and our unaudited consolidated interim financial statements as of and for the nine months ended September 30, 2016 and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus supplement.

U.S. dollar amounts have been translated into Swiss Francs at a rate of CHF 0.9694 to USD 1.00, the official exchange rate quoted as of September 30, 2016 by the U.S. Federal Reserve Bank. Such Swiss Francs amounts are not necessarily indicative of the amounts of Swiss Francs that could actually have been purchased upon exchange of U.S. dollars on September 30, 2016 and have been provided solely for the convenience of the reader.

	September 30, 2016
	Actual	As Adjusted
	(in thousands of CHF except share and per share data)
Cash and cash equivalents(1)	37,527
Total debt(2)	11,673
Derivative Financial Instruments:
Warrants issued to Hercules(2)	178
Warrants to be issued in this offering(3)
Shareholders’ equity:
Share capital
Common shares, nominal value CHF 0.40 per share; 34,329,704 shares issued and outstanding on an actual basis; shares issued and outstanding on an adjusted basis	13,732
Share premium	112,839
Foreign currency translation reserve	(32)
Accumulated deficit	(107,201)
Total shareholders’ equity attributable to owners of the company(1)	19,338
Total capitalization(1)	31,189	0

(1)	As adjusted cash and cash equivalents represents actual cash and cash equivalents plus the assumed net proceeds of this offering.

(2)	Total debt in comprised of the $12.5 million drawn on July 19, 2016 under our $20.0 million secured term loan facility with Hercules as administrative agent. The loan was initially recognized at transaction value less the fair value of the warrant issued to Hercules in connection with the loan as of the transaction date and less directly attributable transactions costs. Following the initial recognition, the loan is measured at amortized cost using the effective interest method. As of September 30, 2016, the loan is valued at CHF 11,673,417. Of the

CHF 11,673,417 an amount of CHF 1,042,736, reflecting amortization payments due within the next 12 months, is classified as current liability and the remainder as non-current liability.

(3)	The fair value calculation of the warrant is pro forma as of September 30, 2016. The fair value is determined according to the Black-Scholes option pricing model. Assumptions are made regarding inputs such as volatility and the risk free rate in order to determine the fair value of the warrant.

The table above is based on our actual common shares outstanding as of September 30, 2016 on an actual and as adjusted basis and excludes:

•	4,974,187 of our common shares available for issuance pursuant to our conditional share capital for equity incentive plans pursuant to our amended and restated articles of association;

•	652,650 of our common shares issuable upon the exercise of options outstanding as of September 30, 2016 at a weighted average exercise price of $4.68 per common share;

•	12,150,000 common shares available for issuance for financing purposes pursuant to our amended and restated articles of association; and

•	241,117 common shares issuable upon the exercise of a warrant issued to Hercules at an exercise price of $3.94.

Dilution

If you invest in our common shares and warrants, your interest will be diluted to the extent of the difference between the price you pay in this offering and the as adjusted net tangible book value per common share after this offering.

As of September 30, 2016, we had a net tangible book value of $18.4 million, corresponding to a net tangible book value of $0.54 per common share. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by 34,329,704, the total number of our common shares outstanding as of September 30, 2016.

After giving effect to the sale by us of            units in this offering (excluding the common shares issuable upon exercise of the warrants being offered in this offering) at the public offering price of $        per unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value estimated as of September 30, 2016 would have been approximately $        million, representing $           per common share. This represents an immediate increase in net tangible book value of $           per common share to existing shareholders and an immediate dilution in net tangible book value of $           per common share to new investors purchasing units in this offering. Dilution for this purpose represents the difference between the price per common share paid by these purchasers and net tangible book value per common share immediately after the completion of the offering.

The following table illustrates this dilution to new investors purchasing units in the offering.

Public offering price per common share	$
Net tangible book value per common share as of September 30, 2016		$0.54
Increase in net tangible book value per common share attributable to new investors	$
As adjusted net tangible book value per common share after the offering	$
Dilution per common share to new investors	$
Percentage of dilution in net tangible book value per common share for new investors			%

If the underwriters were to fully exercise their option to purchase up to                additional common shares and/or            additional warrants, the as adjusted net tangible book value per common shares after the offering would be $           per common share, and the dilution per common share to new investors would be $           per share.

The above discussion and table are based on our actual common shares outstanding as of September 30, 2016 on an actual and as adjusted basis and excludes

•	4,974,187 of our common shares available for issuance pursuant to our conditional share capital for equity incentive plans pursuant to our amended and restated articles of association;

•	652,650 of our common shares issuable upon the exercise of options outstanding as of September 30, 2016 at a weighted average exercise price of $4.68 per common share;

•	12,150,000 common shares available for issuance for financing purposes pursuant to our amended and restated articles of association; and

•	241,117 common shares issuable upon the exercise of a warrant issued to Hercules at an exercise price of $3.94.

To the extent that outstanding options are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

Swiss Franc amounts have been translated into U.S. dollars at a rate of CHF 0.9694 to USD 1.00, the official exchange rate quoted as of September 30, 2016 by the U.S. Federal Reserve Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Swiss Francs on September 30, 2016 and have been provided solely for the convenience of the reader.

Description of Share Capital and Articles of Association

The Company

We are a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland. We were formed in 1998 and started operations as Auris Medical in 2003. We are currently registered in Zug, Switzerland. Our head office is currently located at Bahnhofstrasse 21, 6300 Zug, Switzerland.

The Company’s corporate purpose as set forth in its articles of association is to participate in business organizations of all kinds in Switzerland and abroad, particularly in relation to pharmaceutical products and services. Moreover, the Company may transact any business conducive to developing the Company or furthering the Company’s corporate purpose. The Company may also arrange financing for its own or third party account, in particular it may grant loans to affiliated companies or to third parties, as well as guarantees or surety bonds of any sort for obligations towards affiliated companies. These loans or guarantees may also be granted without any remuneration or compensation. The Company may in addition participate in cash-pooling operations with affiliated companies.

The current members of our board of directors are Thomas Meyer (Chairman), James I. Healy, Armando Anido, Wolfgang Arnold, Oliver Kubli, Berndt A. Modig, Antoine Papiernik and Calvin W. Roberts. Our management team currently consists of Thomas Meyer, Andrea Braun, Thomas Jung, Hernan Levett and Anne Sabine Zoller.

Share Capital

As of February 13, 2017, our issued fully paid-in share capital consists of CHF 13,731,881.60, divided into 34,329,704 common shares with a nominal value of CHF 0.40 each and no preferred shares. We have 25,813 common shares issued from conditional capital which are not yet recorded in the commercial register.

Articles of Association

When we refer to our articles of association in this prospectus, we refer to our amended and restated articles of association dated as of April 8, 2016.

Ordinary Capital Increase, Authorized and Conditional Share Capital

Under Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months in order to become effective. In the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive rights are withdrawn or where transformation of reserves into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented is required.

Our shareholders, by a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented, may empower our board of directors to issue shares of a specific aggregate nominal amount up to a maximum of 50% of the share capital in the form of:

•	conditional capital (bedingtes Kapital) for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with warrants, convertible bonds or other financial market instruments issued by the Company or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or our subsidiaries to subscribe for new shares (conversion or option rights); and/or

•	authorized capital (genehmigtes Kapital) to be utilized by the board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval.

Pre-emptive Rights

Pursuant to the Swiss Code of Obligations, or CO, shareholders have pre-emptive rights (Bezugsrechte) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of conversion rights, convertible bonds or similar debt instruments.

A resolution passed at a general meeting of shareholders by two-thirds of the shares represented and the absolute majority of the nominal value of the shares represented may authorize our board of directors to withdraw or limit pre-emptive rights and/or advance subscription rights in certain circumstances.

If pre-emptive rights are granted, but not exercised, the board of directors may allocate the pre-emptive rights as it elects.

With respect to our authorized share capital, the board of directors is authorized by our articles of association to withdraw or to limit the pre-emptive rights of shareholders, and to allocate them to third parties or to us, in the event that the newly issued shares are used for a purpose set forth in our articles of association.

Our Authorized Share Capital

At our ordinary general meeting of shareholders dated April 8, 2016, the shareholders approved an amendment to our authorized share capital. The new provision (article 3a of the articles of association) reads as follows (translation of the binding original German version):

“The Board of Directors is authorized at any time until 8 April 2018 to increase the share capital by a maximum aggregate amount of CHF 6,860,000.00 through the issuance of not more than 17,150,000 registered shares, which will have to be fully paid-in, with a nominal value of CHF 0.40 each.

Increases in partial amounts are permitted. The Board of Directors may issue new shares also by means of underwriting or in any other manner by one or more banks and subsequent offer to shareholders or third parties. The Board of Directors determines the type of contributions, the issue price, the time of the issue, the conditions for the exercise of the pre-emptive rights, the allocation of pre-emptive rights which have not been exercised, and the date on which the dividend entitlement starts. The Board of Directors is authorized to permit, to restrict or to deny the trade with pre-emptive rights.

If pre-emptive rights are granted, but not exercised, the Board of Directors may use the respective shares in the interest of the Corporation.

The Board of Directors is authorized to restrict or to exclude the pre-emptive rights of the shareholders, and to allocate them to third parties or to the Corporation, in the event of use of the shares for the purpose of: a) expanding the shareholder base in certain capital markets or in the context of the listing, admission to official trading or registration of the shares at domestic or international stock exchanges; b) granting an over-allotment option (“greenshoe”) to one or several underwriters in connection with a placement of shares; c) share placements, provided the issue price is determined by reference to the market price; d) the participation of employees, Members of the Board of Directors or consultants of the Corporation or of one of its Group companies according to one or several equity incentive plans issued by the Board of Directors; e) the acquisition of companies, company assets, participations, the acquisition of products, intellectual property rights, licenses or new investment projects or for public or private share placements for the financing and/or refinancing of such transactions; f) for raising equity capital in a fast and flexible manner as such transaction would be difficult to carry out, or could be carried out only at less favorable terms, without the exclusion of the pre-emptive rights of the existing shareholders; or g) the acquisition of a participation in the Corporation by a strategic partner (including in the case of a public takeover offer).”

Within the limits of Swiss law, the general meeting of shareholders may increase or alter the authorization granted to the board of directors. See “—Ordinary Capital Increase, Authorized and Conditional Share Capital.”

On January 30, 2017, the Company’s board of directors approved the use of our authorized share capital, allowing the issuance and transfer of new common shares in connection with the offering described in this prospectus supplement and authorizing the issuance of the warrants issuable upon exercise of the warrants pursuant to the terms of the warrants out of the Company's conditional share capital. To effect any capital increase based on our authorized share capital in connection with the offering, the Company will have to follow the relevant procedures under Swiss law. In particular, the Company’s board of directors will have to approve a general authorization resolution (Ermächtigungsbeschluss), issue a capital increase report (Kapitalerhöhungsbericht), approve a notarized confirmation resolution (Feststellungsbeschluss) on the capital increase and the amended articles of association, and obtain (i) duly executed subscription form(s) covering the subscription of the relevant number of new shares, (ii) a report of an audit firm relating to the withdrawal of the pre-emptive rights, as well as (iii) a banking confirmation confirming the payment of the aggregate nominal value of the respective number of new shares to a special Swiss bank account, all in accordance with Swiss law. The Company’s board of directors will subsequently have to file the relevant documentation accompanied by an application form with the competent commercial register. Any issuance of common shares based on such filing(s) is subject to the recording of the respective capital increase(s) in the commercial register in accordance with Swiss law.

Our Conditional Share Capital

Conditional Share Capital for Warrants and Convertible Bonds

At our ordinary general meeting of shareholders dated April 8, 2016, the shareholders approved an amendment to our conditional share capital for financing purposes. The new provision (article 3b of the articles of association) reads as follows (translation of the binding original German version):

“The Corporation’s share capital shall be increased by a maximum aggregate amount of CHF 4,860,000.00 through the issuance of not more than 12,150,000 registered shares, which will have to be fully paid-in, with a nominal value of CHF 0.40 each, by the exercise of option and conversion rights which are granted in connection with bonds, similar obligations, loans or other financial market instruments or contractual obligations of the Corporation or one of its Group companies, and/or by the exercise of option rights issued by the Corporation or one of its Group companies (“Financial Instruments”). The pre-emptive rights of shareholders are excluded. The holders of Financial Instruments are entitled to the new shares. The conditions of the Financial Instruments shall be determined by the Board of Directors.

When issuing Financial Instruments the Board of Directors is authorized to limit or exclude the advance subscription rights of shareholders:

a)	for the purpose of financing or refinancing the acquisition of enterprises, divisions thereof, or of participations, products, intellectual property rights, licenses, cooperations or of newly planned investments of the Corporation;

b)	if the issue occurs on domestic or international capital markets including private placements; or

c)	for purposes of an underwriting of the Financial Instruments by a banking institution or a consortium of banks with subsequent offering to the public.

To the extent that the advance subscription rights are excluded, i) the Financial Instruments are to be placed at market conditions; ii) the exercise period, the conversion period or the exchange period of the Financial Instruments may not exceed 10 years as of the date of the issue; and iii) the conversion price, the exchange price or other exercise price of the Financial Instruments must be determined by reference to the market price.”

Of this amount, CHF 4,763,553.20, or 11,908,883 common shares, remains available, taking into account all warrants granted as at September 30, 2016.

Conditional Share Capital for Equity Incentive Plans

At our ordinary general meeting of shareholders dated April 8, 2016, the shareholders approved an amendment to our conditional share capital for equity incentive plans. The new provision (last paragraph of article 3b of the articles of association) reads as follows (translation of the binding original German version):

“The Corporation’s share capital shall, to the exclusion of the pre-emptive rights and advance subscription rights of shareholders, be increased by a maximum aggregate amount of CHF 2,000,000.00 through the issuance of not more than 5,000,000 registered shares, which shall be fully paid-in, with a nominal value of CHF 0.40 each, by issuance of shares upon the exercise of options or pre-emptive rights thereof, which have been issued or granted to employees, Members of the Board of Directors or consultants of the Corporation or of one of its Group companies according to one or several equity incentive plans or regulations issued by the Board of Directors. The details shall be determined by the Board of Directors.”

Of this amount, CHF 1,728,614.80, or 4,321,537 common shares, remains available, taking into account all options granted as at September 30, 2016.

Uncertificated Securities

Our shares are uncertificated securities (Wertrechte, within the meaning of art. 973c of the CO) and, when administered by a financial intermediary (Verwahrungsstelle, within the meaning of the Federal Act on Intermediated Securities, “FISA”), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with art. 973c of the CO, we maintain a non-public register of uncertificated securities (Wertrechtebuch). We may at any time convert uncertificated securities into share certificates (including global certificates), one kind of certificate into another, or share certificates (including global certificates) into uncertificated securities. If registered in our share register, a shareholder may at any time request from us a written confirmation in respect of the shares. Shareholders are not entitled, however, to request the printing and delivery of certificates.

Participation certificates and profit sharing certificates

The Company has not issued any non-voting equity securities, such as participation certificates (Partizipationsscheine) or profit sharing certificates (Genussscheine), nor has it issued any preference shares (Vorzugsaktien).

General Meeting of Shareholders

Ordinary/extraordinary meetings and powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, ordinary and extraordinary general meetings of shareholders may be held. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a corporation’s financial year. In our case, this means on or before June 30.

The following powers are vested exclusively in the general meeting of shareholders:

•	adopting and amending our articles of association;

•	electing the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the auditors and the independent proxy;

•	approving the annual report, the annual statutory financial statements and the consolidated financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends and bonus payments to members of the board of directors;

•	approving the compensation of members of the board of directors and executive management, which under Swiss law is not necessarily limited to the executive officers;

•	discharging the members of the board of directors and executive management from liability with respect to their tenure in the previous financial year;

•	dissolving the Company with or without liquidation;

•	deciding matters reserved to the general meeting of shareholders by law or our articles of association or that are presented to it by the board of directors.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or, under certain circumstances, by the Company’s auditor, liquidator or the representatives of convertible bond holders, if any. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if shareholders representing at least ten percent of the share capital request such general meeting of shareholders in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. The board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on the Company’s stand-alone annual statutory balance sheet, half of our share capital and reserves are not covered by our assets.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the absolute majority of shares represented at the general meeting of shareholders, unless otherwise stipulated by law.

A resolution of the general meeting of the shareholders passed by two-thirds of the shares represented at the meeting, and the absolute majority of the nominal value of the shares represented is required for:

•	amending the Company’s corporate purpose;

•	creating or cancelling shares with preference rights or amending rights attached to such shares;

•	cancelling or amending the transfer restrictions of registered shares;

•	creating authorized or conditional share capital;

•	increasing the share capital out of equity, against contributions in kind or for the purpose of acquiring specific assets and granting specific benefits;

•	limiting or suppressing shareholder’s pre-emptive rights;

•	changing our domicile;

•	dissolving or liquidating the Company.

The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets, or the Merger Act (including a merger, demerger or conversion of a corporation) see “—Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Notice

General meetings of shareholders must be convened by the board of directors at least twenty days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by ordinary mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders or to initiate a special investigation. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote. The notice period for a general meeting of shareholders may be waived if all shareholders are present or represented at such meeting.

Agenda Requests

Pursuant to Swiss law, one or more shareholders whose combined shareholdings represent the lower of (i) one tenth of the share capital or (ii) an aggregate nominal value of at least CHF 1,000,000, may request that an item be included in the agenda for an ordinary general meeting of shareholders. To be timely, the shareholder’s request must be received by us at least 45 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

•	a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders;

•	the name and address, as they appear in the share register, of the shareholder proposing such business; and

•	all other information required under the applicable laws and stock exchange rules.

Our business report, the compensation report and the auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the general meeting of shareholders. Shareholders of record may be notified of this in writing.

Voting Rights

Each of our shares entitles a holder to one vote, regardless of its nominal value. The shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in our share register at cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative. The chairman has the power to decide whether to recognize a power of attorney.

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Dividend payments require a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends only if we have sufficient distributable profits brought forward from the previous business years (Gewinnvortrag), or if we have distributable reserves (frei verfügbare Reserven), each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the articles of association have been deducted. We are not permitted to pay interim dividends out of profit of the current business year.

Distributable reserves are generally booked either as “free reserves” (freie Reserven) or as “reserve from capital contributions” (Reserven aus Kapitaleinlagen). Under the CO, if our general reserves (allgemeine Reserve) amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e. the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. The reduction of the share capital may be implemented only after expiration of this time limit.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the ordinary general meeting of shareholders to pay dividends in quarterly or other installments.

Transfer of Shares

Shares in uncertificated form (Wertrechte) may only be transferred by way of assignment. Shares that constitute intermediated securities (Bucheffekten) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Article 4 of our articles of association provides that in the case of securities held with an intermediary such as a registrar, transfer agent, trust corporation, bank or similar entity, any transfer, grant of a security interest or usufructuary right in such intermediated securities and the appurtenant rights associated therewith requires the cooperation of the intermediary in order for such transfer, grant of a security interest or usufructuary right to be valid against us.

Voting rights may be exercised only after a shareholder has been entered in our share register (Aktienbuch) with his or her name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. Any acquirer of our shares who is not registered in our share register as a shareholder with voting rights will still be entitled to dividends and other rights with financial value with respect to such shares.

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets.

Special Investigation

If the shareholders’ inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court in Zug, Switzerland, our registered office, to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10 percent of the share capital or holders of shares in an aggregate nominal value of at least CHF 2,000,000 may request that the court appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our articles of association and thereby caused damages to the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e. mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). Following a statutory merger or demerger, pursuant to the Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of two-thirds of the number of shares represented at a general meeting shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	a core part of the Company’s business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the Company’s assets, after the divestment, are not invested in accordance with the Company’s statutory business purpose; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with the Company’s business purpose but, instead, are intended for distribution to the Company’s shareholders or for financial investments unrelated to the Company’s business.

Board of Directors

Our articles of association provide that the board of directors shall consist of at least three and not more than nine members.

The members of the board of directors and the chairman are elected annually by the general meeting of shareholders for a period until the completion of the subsequent ordinary general meeting of shareholders and are eligible for re-election. Each member of the board of directors must be elected individually. Unless an exception is granted by the general meeting of shareholders, only persons who have not completed their seventy-fifth year of age on the election date are eligible for election.

Powers

The board of directors has the following non-delegable and inalienable powers and duties:

•	the ultimate direction of the business of the Company and issuing of the relevant directives;

•	laying down the organization of the Company;

•	formulating accounting procedures, financial controls and financial planning, to the extent required for the governance of the Company;

•	nominating and removing persons entrusted with the management and representation of the Company and regulating the power to sign for the Company;

•	the ultimate supervision of those persons entrusted with management of the Company, with particular regard to adherence to law, our articles of association, and regulations and directives of the Company;

•	issuing the annual report and the compensation report, and preparing for the general meeting of shareholders and carrying out its resolutions; and

•	informing the court in case of over-indebtedness.

The board of directors may, while retaining such non-delegable and inalienable powers and duties, delegate some of its powers, in particular direct management, to a single or to several of its members, managing directors, committees or to third parties who need be neither members of the board of directors nor shareholders. Pursuant to Swiss law and Article 13 of our articles of association, details of the delegation and other procedural rules such as quorum requirements must be set in the organizational rules issued by the board of directors.

Indemnification of Executive Management and Directors

Subject to Swiss law, Article 17 of our articles of association provides for indemnification of the existing and former members of the board of directors, executive management and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to our directors and executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer.

We have entered into indemnification agreements with each of the members of our board of directors and executive management. The indemnification agreements and our articles of association require us to indemnify our directors and executive officers to the fullest extent permitted by law.

Conflict of Interest, Management Transactions

Swiss law does not provide for a general provision regarding conflicts of interest. However, the CO contains a provision that requires our directors and executive management to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and executive management. This rule is generally understood to disqualify directors and executive management from participation in decisions that directly affect them. Our directors and executive officers are personally liable to us for breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

Our board of directors has adopted a Code of Business Conduct and Ethics that covers a broad range of matters, including the handling of conflicts of interest.

Principles of the Compensation of the Board of Directors and the Executive Management

Pursuant to Swiss law, our shareholders must annually resolve on the approval of the compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management of the Company. The board of directors must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation, loans and other forms of indebtedness granted by the Company, directly or indirectly, to current or former members of the board of directors and executive management to the extent related to their former role within the Company or not on customary market terms.

The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the board of directors and the executive management as well as the particular amount for each member of the board of directors and executive officer, specifying the name and function of each respective person.

Certain forms of compensation are prohibited for members of our board of directors and executive management, such as:

•	severance payments provided for either contractually or in the articles of association (compensation due until the termination of a contractual relationship does not qualify as severance payment);

•	advance compensation;

•	incentive fees for the acquisition or transfer of corporations or parts thereof by the Company or by companies being, directly or indirectly, controlled by us;

•	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and

•	equity securities and conversion and option rights awards not provided for in the articles of association.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if the compensation (i) would have been prohibited if it was paid directly by the Company, (ii) is not provided for in the articles of association or (iii) has not been approved by the general meeting of shareholders.

The general meeting of shareholders annually votes on the proposals of the board of directors with respect to:

•	the maximum aggregate amount of compensation of the board of directors for the subsequent term of office; and

•	the maximum aggregate amount of compensation of the executive management for the subsequent financial year.

The board of directors may submit for approval at the general meeting of shareholders deviating or additional proposals relating to the same or different periods.

In the event that at the general meeting of shareholders the shareholders do not approve a proposal of the board of directors, the board of directors must form a new proposal for the maximum aggregate compensation and the particular compensation for each individual, taking into account all relevant factors, and submit the new proposal for approval by the same general meeting of shareholders, at a subsequent extraordinary general meeting or the next ordinary general meeting of shareholders.

In addition to fixed compensation, members of the board of directors and executive management may be paid variable compensation, depending on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.

Compensation may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions.

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all shares held by us does not exceed 10 percent of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20 percent. We currently do not have any transfer restriction in our articles of association. If we own shares that exceed the threshold of 10 percent of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Financial Market Infrastructure Act do not apply to us since our shares are not listed on a Swiss exchange.

Pursuant to art. 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than five percent of all voting rights.

Stock Exchange Listing

Our common shares are listed on the Nasdaq Global Market under the symbol “EARS.”

The Depository Trust Company

Initial settlement of any common shares to be issued pursuant to this prospectus will take place through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the shares.

Transfer Agent and Registrar of Shares

Our share register is currently kept by American Stock Transfer & Trust Company, LLC, which acts as transfer agent and registrar. The share register reflects only record owners of our shares.

Description of Warrants

The warrants to be issued in this offering represent the rights to purchase an aggregate of up to        common shares at an initial exercise price of $           per share. Each warrant represents the right to purchase           of a common share. The warrants will be issued as individual warrant agreements to the investors. The material terms and provisions of the warrants offered hereby are summarized below.

Exercisability

The warrants are exercisable beginning on the date of issuance, and at any time up to                    from the date of issuance; provided that any single exercise shall be for common shares with an aggregate exercise price of no less than $100,000 (or if a holder’s purchase rights shall be for common shares with an aggregate exercise price of less than $100,000, such exercise may be for all of the common shares subject to purchase under the warrant). The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us the original of a duly executed and irrevocable exercise notice accompanied by payment in full of the exercise price for the number of common shares purchased upon such exercise. Common shares issuable upon exercise of the warrants will not be issued until both the executed notice of exercise and the relevant exercise price is received by the Company. A holder may pre-deliver exercise notices to the Company to hold in escrow pending further emailed irrevocable instruction from the holder to the Company regarding how to complete the exercise notice. The common shares will be issued out of the Company’s conditional share capital. No fractional common shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will, at our option, either (i) pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a common share or (ii) round up to the next whole share. Pursuant to Swiss law, the Company is not permitted to provide holders with the option of cashless, or net, exercises of the warrants. A holder will not have the right to exercise any portion of the warrant if such holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. A holder may give not less than 61 days’ prior notice to the Company to increase such beneficial ownership limit, up to 9.99%. The foregoing beneficial ownership restrictions will not apply to the extent a holder (together with its affiliates) beneficially owned in excess of the foregoing beneficial ownership thresholds prior to the date of issuance.

We have agreed to maintain an effective registration statement under the Securities Act permitting the issuance of common shares upon exercise of the warrants from the date of issuance until the termination date for the warrants. However, if at any time there is no effective registration statement under the Securities Act permitting the issuance of common shares upon exercise of the warrants, a holder may not exercise the purchase rights represented by the warrants unless such holder, at the time of such exercise, is an "accredited investor" as defined in Regulation D under the Securities Act, and such holder, at the Company's request, represents the same to the Company in writing. If a holder delivers to the Company an executed exercise notice at a time when there is no effective registration statement under the Securities Act permitting the issuance of common shares upon exercise of the warrants, then the Company will pay to such holder, in cash, an amount equal to the product of (a) the volume weighted average price per share over the last full day immediately preceding the delivery of the executed exercise notice (determined in accordance with the provisions of the warrant) minus the exercise price per share and (b) the number of common shares that would be issuable upon exercise pursuant to such executed exercise notice.  The number of common shares available for purchase under the warrant held by such holder will be decreased by the number of common shares that would be issuable upon exercise pursuant to such executed exercise notice.

Failure to Timely Deliver Shares

If we fail to deliver to the investor the common shares specified in a duly executed notice of exercise by the second trading day after the receipt by the Company of such executed notice of exercise and the corresponding exercise price, as required by the warrant, and if the investor purchases the common shares after that second trading day to deliver in satisfaction of a sale by the investor of the underlying warrant shares that the investor anticipated receiving from us, then, upon the investor’s request, we, at the investor’s option, will (A) pay in cash to the investor the amount, if any, by which (x) the investor’s total purchase price (including brokerage commissions, if any) for the common shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of warrant shares that the Company was required to deliver to the investor in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed (without deducting brokerage commissions, if any), and (B) at the option of the investor, either reinstate the portion of the Warrant and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the investor the number of common shares that would have been issued had the Company timely complied with its exercise and delivery obligations under the warrant.

Exercise Price

Each warrant represents the right to purchase                of a common share at an exercise price equal to $           per share. The exercise price is subject to appropriate adjustment in the event of certain common share dividends and distributions, share splits, stock combinations, reclassifications or similar events affecting our common shares, and also upon any cash dividends to our shareholders; provided that in no event will the exercise price per share be lower than the nominal value of a common share, which is CHF 0.40 as of the date of issuance.

Fundamental Transactions

If we consummate any merger, consolidation, sale or other reorganization event in which our common shares are converted into or exchanged for securities, cash or other property, or if we consummate certain sales or other business combinations, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such event. At the holder’s election, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (as defined in the warrant), we or any successor entity shall purchase the warrant from the holder by paying the holder an amount of cash equal to the Black-Scholes value (determined in accordance with the provisions of the warrant).

Transferability

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

No Exchange Listing

There is no public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or other trading system.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common shares, the holder of a warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant and delivers the corresponding executed exercise notice and exercise price.

Governing Law

The warrants will be governed by, and construed and enforced in accordance with, the laws of the State of New York. Matters involving the rights of shareholders, issuance of common shares and the validity of common shares are governed by the laws of Switzerland.

Taxation

The following summary contains a description of the material Swiss and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares and warrants, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares and warrants. The summary is based upon the tax laws of Switzerland and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Swiss Tax Considerations

This summary of material Swiss tax consequences is based on Swiss law and regulations and the practice of the Swiss tax administration as in effect on the date hereof, all of which are subject to change (or subject to changes in interpretation), possibly with retroactive effect. The summary does not purport to take into account the specific circumstances of any particular shareholder or potential investor and does not relate to persons in the business of buying and selling common shares or other securities. The summary is not intended to be, and should not be interpreted as, legal or tax advice to any particular potential shareholder/s, and no representation with respect to the tax consequences to any particular shareholder/s is made.

Current and prospective shareholders are advised to consult their own tax advisers in light of their particular circumstances as to the Swiss tax laws, regulations and regulatory practices that could be relevant for them in connection with the acquiring, owning and selling or otherwise disposing of common shares and receiving dividends and similar cash or in-kind distributions on common shares (including dividends on liquidation proceeds and stock dividends) or distributions on common shares based upon a capital reduction (Nennwertrückzahlungen) or reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) and the consequences thereof under the tax laws, regulations and regulatory practices of Switzerland.

Taxation of Auris Medical Holding AG

Auris Medical Holding AG is a Swiss based company, taxed as a holding company in the Canton of Zug. The company is taxed at a current effective income tax rate of 7.83% (including direct federal as well as cantonal/communal taxes), whereby a participation relief applies to dividend income from qualifying participations, and a current annual capital tax rate of 0.003% which is levied on the net equity of the company.

Switzerland is currently in the process of reforming certain elements of its corporate tax law which may impact the taxation of Auris Medical Holding AG (including the abolition of the holding taxation at cantonal/communal level). Whether and when such new rules will enter into force is not known.

Swiss Federal Withholding Tax on Dividends and other Distributions

Dividend payments and similar cash or in-kind distributions on the common shares (including dividends on liquidation proceeds and stock dividends) that the Company makes to shareholders are subject to Swiss federal withholding tax (Verrechnungssteuer) at a rate of 35% on the gross amount of the dividend. The Company is required to withhold the Swiss federal withholding tax from the dividend and remit it to the Swiss Federal Tax Administration. Distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) are not subject to Swiss federal withholding tax.

The redemption of common shares in the Company may under certain circumstances (in particular, if the common shares in the Company are redeemed for subsequent cancellation) be taxed as a partial liquidation for Swiss federal withholding tax purposes, with the consequence that the difference between the repurchase price and the nominal value of the shares (Nennwertprinzip) plus capital contribution reserves (Reserven aus Kapitaleinlagen) is subject to Swiss federal withholding tax.

The Swiss federal withholding tax is refundable or creditable in full to a Swiss tax resident corporate and individual shareholder as well as to a non-Swiss tax resident corporate or individual shareholder who holds the common shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for tax purposes in Switzerland, if such person is the beneficial owner of the distribution and, in the case of a Swiss tax resident individual who holds the common shares as part of his private assets, duly reports the gross distribution received in his individual income tax return or, in the case of a person who holds the common shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for tax purposes in Switzerland, recognizes the gross dividend distribution for tax purposes as earnings in the income statements and reports the annual profit in the Swiss income tax return.

If a shareholder who is not a Swiss resident for tax purposes and does not hold the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes in Switzerland, receives a distribution from the Company, the shareholder may be entitled to a full or partial refund or credit of Swiss federal withholding tax incurred on a taxable distribution if the country in which such shareholder is resident for tax purposes has entered into a treaty for the avoidance of double taxation with Switzerland and the further prerequisites of the treaty for a refund have been met. Shareholders not resident in Switzerland should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund or credit) may differ from country to country.

Besides the bilateral treaties, Switzerland has entered into an agreement with the European Community providing for measures equivalent to those laid down in Council Directive 2003/48/EC on taxation of savings income in the form of interest payments and the Council Directive 90/435/EWG on the taxation of parent companies and subsidiaries of different Member States. This agreement contains in its Article 15 provisions on taxation of dividends which apply with respect to EU member states and provides for an exemption of Withholding Tax for companies under certain circumstances.

On January 1, 2013, treaties on final withholding taxes entered into by Switzerland with the European Community and the individual European states came into force (each a “Contracting State”). The treaties require a Swiss paying agent, as defined in the treaties, to levy a flat-rate final withholding tax at rates specified in the treaties on certain capital gains and income items (including dividends), all as defined in the treaties, deriving from assets, including the common shares held in account or deposits with a Swiss paying agent by (i) an individual resident in a Contracting State, or (ii) if certain requirements are met, by a domiciliary company (Sitzgesellschaft), an insurance company in connection with a so-called insurance wrapper (Lebensversicherungsmantel) or other individuals if the beneficial owner is an individual resident in a Contracting State. Each contracting state has different tax rates on dividends and capital gains for individuals resident and domiciled in one of the European states. The flat-rate tax withheld substitutes the ordinary capital gains tax and income tax on the relevant capital gains and income items in the Contracting State where the individuals are tax resident, unless the individuals elect for the flat-rate tax withheld to be treated as if it were a credit allowable against the income tax or, as the case may be, capital gains tax, due for the relevant tax year in the relevant Contracting State. Alternatively, instead of paying the flat-rate tax, such individuals may opt for a disclosure or the relevant capital gains and income items to the tax authorities of the Contracting State where they are tax residents. If Swiss federal withholding tax of 35% has been withheld on dividends, the Swiss paying agent will – to the extent provided in the applicable bilateral treaty for the avoidance of double taxation between Switzerland and the Contracting State – in its own name and on behalf of the relevant shareholder file with the Swiss tax authorities a request for the partial refund of the Swiss federal withholding tax. The Swiss federal withholding tax which is not refundable according to the bilateral tax treaty (residual tax) is credited against the flat-rate final withholding tax.

The bilateral treaty between Switzerland with the European Union on taxation of savings and the treaties on final withholding taxes entered into by Switzerland with the European Community are only applicable until December 31, 2016.

Individual and Corporate Income Tax on Dividends

Swiss resident individuals holding the common shares as part of their private assets who receive dividends and similar distributions (including stock dividends and liquidation proceeds), which are not repayments of the nominal value (Nennwertrückzahlungen) of the common shares or reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) are required to report such payments in their individual income tax returns and are liable to Swiss federal, cantonal and communal income taxes on any net taxable income for the relevant tax period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the tax base for only 60% of their value (Teilbesteuerung), if the investment amounts to at least 10% of nominal share capital of the Company. Most Swiss cantons have introduced similar partial taxation measures at cantonal and communal levels.

Swiss resident individuals as well as non-Swiss resident individual taxpayers holding the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant tax period and are liable to Swiss federal, cantonal and communal individual or corporate income taxes, as the case may be, on any net taxable earnings accumulated (including the payment of dividends) for such period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the tax base for only 50% (Teilbesteuerung), if the investment is held in connection with the conduct of a trade or business or qualifies as an opted business asset (gewillkürtes Geschäftsvermögen) according to Swiss tax law and amounts to at least 10% of nominal share capital of the Company. All cantons have introduced similar partial taxation measures at cantonal and communal levels.

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the common shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant tax period and are liable to Swiss federal, cantonal and communal corporate income taxes on any net taxable earnings accumulated for such period. Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the common shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland may be eligible for participation relief (Beteiligungsabzug) in respect of dividends and distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) if the common shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million or represent at least 10% of the nominal share capital of the Company or give entitlement to at least 10% of the profits and reserves of the Company, respectively.

Recipients of dividends and similar distributions on the common shares (including stock dividends and liquidation proceeds) who neither are residents of Switzerland nor during the current taxation year have engaged in a trade or business in Switzerland and who are not subject to taxation in Switzerland for any other reason are not subject to Swiss federal, cantonal or communal individual or corporate income taxes in respect of dividend payments and similar distributions because of the mere holding of the common shares.

Wealth and Annual Capital Tax on Holding of Common Shares

Swiss resident individuals and non-Swiss resident individuals holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to report their common shares or warrants as part of their wealth and will be subject to cantonal and communal wealth tax to the extent the aggregate taxable net wealth is allocable to Switzerland.

Swiss resident corporate taxpayers and non-Swiss resident corporate taxpayers holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, will be subject to cantonal and communal annual capital tax on the taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Individuals and corporate taxpayers not resident in Switzerland for tax purposes and not holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are not subject to wealth or annual capital tax in Switzerland because of the mere holding of the common shares.

Capital Gains on Disposal of Common Shares or Warrants

Swiss resident individuals who sell or otherwise dispose of the common shares or warrants realize a tax-free capital gain, or a non-deductible capital loss, as the case may be, provided that they hold the common shares or warrants, as applicable, as part of their private assets. Under certain circumstances, the sale proceeds may be requalified into taxable investment income (e.g., if the taxpayer is deemed to be a professional securities dealer).

Capital gains realized on the sale of the common shares or warrants held by Swiss resident individuals, Swiss resident corporate taxpayers as well as non-Swiss resident individuals and corporate taxpayers holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, will be subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be. This also applies to Swiss resident individuals who, for individual income tax purposes, are deemed to be professional securities dealers for reasons of, inter alia, frequent dealing and debt-financed purchases. Capital gains realized by resident individuals who hold the common shares as business assets might be entitled to reductions or partial taxations similar to those mentioned above for dividends (Teilbesteuerung) if certain conditions are met (e.g. holding period of at least one year and participation of at least 10% of nominal share capital).

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the common shares or warrants in connection with the conduct of a trade or business, through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize such capital gain in their income statements for the relevant tax period. Corporate taxpayers may qualify for participation relief on capital gains (Beteiligungsabzug), if the common shares sold during the tax period represent at least 10% of the Company’s share capital or if the common shares sold give entitlement to at least 10% of the Company’s profit and reserve and were held for at least one year. The tax relief applies to the difference between the sale proceeds of common shares by the Company and the acquisition costs of the participation (Gestehungskosten).

Individuals and corporations not resident in Switzerland for tax purposes and not holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are not subject to Swiss federal, cantonal and communal individual income or corporate income tax, as the case may be, on capital gains realized on the sale of the common shares or warrants.

Gift and Inheritance Tax

Transfers of common shares or warrants may be subject to cantonal and/or communal inheritance or gift taxes if the deceased or the donor or the recipient were resident in a Canton levying such taxes and, in international circumstances where residency requirements are satisfied, if the applicable tax treaty were to allocate the right to tax to Switzerland.

Swiss Issuance Stamp Duty

The Company is subject to paying to the Swiss Federal Tax Administration a 1% Swiss federal issuance stamp tax (Emissionsabgabe) on any increase of the nominal share capital of the Company (with or without issuance of shares) or any other equity contributions received by the Company (regardless of whether or not any compensation is paid to the shareholder in connection with the contribution). Certain costs incurred in connection with the issuance of shares (if any) may be deductible. There are several exemptions from issuance stamp tax that may apply under certain circumstances (e.g., certain intercompany reorganizations).

Swiss Securities Transfer Tax

The purchase or sale (or other financial transfer) of the common shares, whether by Swiss residents or non-Swiss residents, may be subject to Swiss securities transfer tax of up to 0.15%, calculated on the purchase price or the proceeds if the purchase or sale occurs through or with a Swiss bank or other Swiss securities dealer as defined in the Swiss Federal Stamp Duty Act as an intermediary or party to the transaction unless an exemption applies.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to U.S. Holders described below of owning and disposing of common shares or warrants, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the common shares and warrants. This discussion applies only to a U.S. Holder that holds the common shares or warrants as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended, or the Code, known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding common shares or warrants as part of a straddle, wash sale, or conversion transaction or persons entering into a constructive sale with respect to the common shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons that own or are deemed to own ten percent or more of our voting stock; or

•	persons holding shares or warrants in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares or warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares or warrants and partners in such partnerships should consult their tax advisers as to their particular U.S. federal income tax consequences of holding and disposing of the common shares or warrants.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between Switzerland and the United States, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of common shares who is eligible for the benefits of the Treaty and is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of common shares or warrants in their particular circumstances.

Passive Foreign Investment Company Rules

We believe that we were a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our 2016 taxable year, and we expect to be a PFIC for our current taxable year and for the foreseeable future. In addition, we may, directly or indirectly, hold equity interests in other PFICs, or Lower-tier PFICs. In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains.

Under attribution rules, assuming we are a PFIC, U.S. Holders will be deemed to own their proportionate shares of Lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even if the U.S. holder has not received the proceeds of those distributions or dispositions.

If we are a PFIC for any taxable year during which a U.S. Holder holds our shares or warrants, the U.S. Holder may be subject to certain adverse tax consequences. Unless a U.S. Holder makes a timely “mark-to-market” election or “qualified electing fund” election, each as discussed below, gain recognized on a disposition (including, under certain circumstances, a pledge) of common shares or warrants by the U.S. Holder, or on an indirect disposition of shares of a Lower-tier PFIC, will be allocated ratably over the U.S. Holder’s holding period for the shares or warrants. The amounts allocated to the taxable year of disposition and to years before we became a PFIC, if any, will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the tax attributable to the allocated amounts. Further, to the extent that any distribution received by a U.S. Holder on our common shares (or a distribution by a Lower-tier PFIC to its shareholder that is deemed to be received by a U.S. Holder) exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, the distribution will be subject to taxation in the same manner as gain, described immediately above.

If we are a PFIC for any year during which a U.S. Holder holds common shares or warrants, we generally will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds common shares or warrants, even if we cease to meet the threshold requirements for PFIC status. U.S. Holders should consult their tax advisers regarding the potential availability of a “deemed sale” election that would allow them to eliminate this continuing PFIC status under certain circumstances.

Under proposed Treasury regulations, which have yet to be finalized, a U.S. Holder of our warrants will be taxed in a manner similar to a U.S. Holder of our common shares if the U.S. Holder realizes gain on the sale of the warrants. Moreover, if a U.S. Holder of our warrants exercises the warrants to purchase common shares, the holding period over which any income realized upon a sale or other disposition, will be allocated will include the holding period of the warrants. Furthermore, if we are a PFIC, a U.S. Holder of our warrants will be treated as a holder of PFIC stock taxable under the ordinary income allocation and interest charge regime described above.

If our common shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to the shares that would result in tax treatment different from the general tax treatment for PFICs described above. Our common shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the common shares is traded on a qualified exchange on at least 15 days during each calendar quarter. NASDAQ, on which the common shares are listed, is a qualified exchange for this purpose. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their common shares given that we may have Lower-tier PFICs for which a mark-

to-market election may not be available. In addition, U.S. Holders should note that the warrants are not likely to be treated as regularly traded on a qualified exchange.

If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on a sale or other disposition of common shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). Distributions paid on common shares will be treated as discussed below under “Taxation of Distributions.”

Alternatively, a U.S. Holder can make an election, if we provide the necessary information, to treat us and each Lower-tier PFIC as a qualified electing fund (a “QEF Election”) in the first taxable year that we are treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to its timely filed U.S. federal income tax return. Upon request of a U.S. Holder, we will provide the information necessary for a U.S. Holder to make a QEF Election with respect to us and will use commercially reasonable efforts to cause each Lower-tier PFIC that we control to provide such information with respect to such Lower-tier PFIC. However, no assurance can be given that such QEF information will be available for any Lower-tier PFIC.

If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election will not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its common shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the common shares that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of common shares in an amount equal to the difference between the amount realized and its adjusted tax basis in the common shares. U.S. Holders should note that if they make QEF Elections with respect to us and Lower-tier PFICs, they may be required to pay U.S. federal income tax with respect to their common shares for any taxable year significantly in excess of any cash distributions received on the shares for such taxable year. U.S. Holders should note that a QEF election cannot be made with respect to our warrants. U.S. Holders should consult their tax advisers regarding making QEF Elections in their particular circumstances.

Furthermore, if with respect to a particular U.S. Holder we are treated as a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the preferential dividend rate with respect to dividends paid to certain non-corporate U.S. Holders discussed below will not apply.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares, such U.S. Holder will be required to file an annual information report with such U.S. Holder’s U.S. Federal income tax return on IRS Form 8621.

U.S. Holders should consult their tax advisers concerning our PFIC status and the tax considerations relevant to an investment in a PFIC.

Taxation of Distributions on Common Shares

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our common shares. In the event that we do make distributions of cash or other property, subject to the PFIC rules described above, distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under

U.S. federal income tax principles). The amount of a dividend will include any amounts withheld by us in respect of Swiss taxes. The U.S. dollar amount of any dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in Swiss Francs will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Swiss income taxes withheld from dividends on common shares at a rate not exceeding the rate provided by the Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. Swiss taxes withheld in excess of the rate applicable under the Treaty will not be eligible for credit against a U.S. Holder’s federal income tax liability. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including the Swiss withholding tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Constructive Dividends on Warrants

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our common shares. Subject to the PFIC rules described above, if at any time during the period in which a U.S. Holder held our warrants we were to pay a taxable dividend to our shareholders and, in accordance with the anti-dilution provisions of the warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. Holder of the warrants to the extent of our earnings and profits, notwithstanding the fact that the U.S. Holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), that adjustment may also result in the deemed payment of a taxable dividend to a U.S. Holder. U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants and the interaction between these adjustments and the PFIC rules.

Sale or Other Disposition of Common Shares

Subject to the PFIC rules described above, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. For purposes of determining their basis in common shares and warrants purchased in this offering, U.S. Holders should allocate their purchase price between the common shares and warrants on the basis of their relative fair market values at the time of issuance.

Sale or Other Disposition, Exercise or Expiration of Warrants

Subject to the PFIC rules described above, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the warrants disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a warrant by payment of the exercise price. A U.S. Holder’s basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s basis in the warrant and (2) the exercise price of the warrant. Subject to the PFIC rules described above, a U.S. Holder’s holding period in the share received upon exercise will commence on the day after such U.S. Holder exercises the warrants.

If a warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s basis in the warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the warrant is more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of dividends (including constructive dividends) and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information With Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of the common shares.

Underwriting

We have entered into an underwriting agreement with the several underwriters listed in the table below. Roth Capital Partners, LLC is acting as the representative of the underwriters. We refer to the underwriters listed in the table below as the “underwriters”. Subject to the terms and conditions set forth in the underwriting agreement among us and the representative, we have agreed to sell to the underwriters named below, and each underwriter, severally and not jointly, has agreed to purchase from us the respective number of units set forth opposite its name below.

Underwriter	Number of Units
Roth Capital Partners, LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the units sold under the underwriting agreement if any of the units are purchased.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the units, and other conditions contained in the underwriting agreement, such as the receipt by the representative of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $           per share. After the initial offering of the common shares, the public offering price, concession or any other term of the offering may be changed by the underwriters.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

TOTAL
	PER UNIT	(1)	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES AND/OR WARRANTS	WITH OPTION TO PURCHASE ADDITIONAL SHARES AND/OR WARRANTS
Public offering price	$		$	$
Underwriting discounts and commissions	$		$	$
Proceeds, before expenses, to us	$		$	$

(1)	The public offering price and underwriting discounts and commissions correspond to a public offering price per common share of $ and a public offering price per warrant of $ .

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $           million. We also have agreed to reimburse the underwriters for up to $75,000 of fees and out-of-pocket expenses of their legal counsels.

Option to Purchase Additional Shares and/or Warrants

We have granted the underwriters an option to purchase additional shares and/or warrants. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase up to           additional common shares, at a price of $           per share, and/or up to additional warrants, at a price of $           per warrant (15% of the common shares and warrants sold in this offering), from us at the public offering price, less estimated underwriting discounts and commissions. If this option is exercised in full, the total price to the public will be $               and the total net proceeds, before expenses, to us will be $            .. The underwriter may exercise this option with respect to common shares only, warrants only, or a combination thereof.

No Sales of Similar Securities

Subject to certain exceptions, we, the members of our board of directors, our executive officers and certain of our significant shareholders have agreed not to sell or transfer any common shares or securities convertible into or exchangeable or exercisable for common shares, for 60 days after the date of this prospectus supplement, in each case, without first obtaining the written consent of Roth Capital Markets, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares;

•	sell any option or contract to purchase any common shares;

•	purchase any option or contract to sell any common shares;

•	grant any option, right or warrant for the sale of any common shares;

•	otherwise dispose of or transfer any common shares;

•	request or demand that we file a registration statement related to the common shares; or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common shares, whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for common shares. The foregoing restrictions, however, will not apply to the filing by us of a registration statement that we are required to file pursuant to our existing registration rights agreement with certain of our shareholders.

NASDAQ Global Market Listing

Our common shares are listed on The NASDAQ Global Market under the symbol “EARS.”

Price Stabilization and Short Positions

Until the distribution of the common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representative may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common shares made by the underwriters in the open market prior to the closing of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters may also engage in passive market making transactions in our common shares on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers of sales of our common shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectus supplements by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the common shares or possession or distribution of this prospectus supplement and the accompanying prospectus or any other offering or publicity material relating to the common shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriters have undertaken that they will not, directly or indirectly, offer or sell any common shares or have in their possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of the common shares by it will be made on the same terms.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter or the underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common shares to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus supplement and the accompanying prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Australia

This prospectus supplement and the accompanying prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the Company under Section 708(12) of the Corporations Act; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus supplement and the accompanying prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus supplement and the accompanying prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a of the CO or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing relating to the common shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, the Company or the common shares has been or will be filed with or approved by any Swiss regulatory authority.

Legal Matters

The validity of the common shares, the common shares issuable upon the exercise of the warrants and certain other matters of Swiss law will be passed upon for us by Walder Wyss Ltd., Zurich, Switzerland. The validity of the warrants and certain other matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Roth Capital Markets, LLC is being represented in connection with this offering by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York and Pestalozzi Attorneys at Law Ltd., Zurich, Switzerland.

Experts

The consolidated financial statements of Auris Medical Holding AG as of December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, incorporated by reference in this prospectus supplement from Auris Medical Holding AG’s Annual Report on Form 20-F for the year ended December 31, 2015, have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

 The current address of Deloitte AG is General Guisan-Quai 38, 8002 Zurich, Switzerland, phone number +(41) 58 279 60 00.

The consolidated financial statements of Auris Medical Holding AG (formerly Auris Medical AG) as of December 31, 2013 and for the year ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG AG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 The current address of KPMG AG is Badenerstrasse 172, 8004 Zurich, Switzerland.

Where You Can Find More Information and Incorporation by Reference

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement.

We incorporate by reference the following documents or information that we have filed with the SEC

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2015;

•	our Reports on Form 6-K filed on April 11, 2016, May 11, 2016 (other than Exhibit 99.3 thereto), June 1, 2016, July 19, 2016 (other than Exhibit 99.1 thereto), August 18, 2016 (other than Exhibits 99.3 and 99.4 thereto), November 10, 2016 (other than Exhibit 99.4 thereto) and December 6, 2016; and

•	The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on July 29, 2014, including the amendment to such registration statement filed on June 1, 2016 and any amendments or reports filed for the purpose of updating such description.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus supplement and prior to termination of the offering under this prospectus supplement shall be deemed incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at Auris Medical Holding AG, Bahnhofstrasse 21, 6300 Zug, Switzerland or via telephone at +41 (0)41 729 71 94.

PROSPECTUS

$100,000,000
Common Shares, Debt Securities, Warrants, Purchase Contracts

and Units offered by the Company

Auris Medical Holding AG
(incorporated in Switzerland)

We may offer, from time to time, in one or more offerings, common shares, senior debt securities, subordinated debt securities, warrants, purchase contracts or units, which we collectively refer to as the “securities.” The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $100,000,000. We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 25.

Our common shares are listed on the Nasdaq Global Market under the symbol “EARS.” On August 31, 2015, the last sale price of our common shares as reported by the Nasdaq Global Market was $4.76 per common share. As of August 31, 2015, the aggregate market value of our outstanding common shares held by non-affiliates was approximately $76.7 million based on approximately 34,293,891 outstanding common shares, of which approximately 16,122,393 common shares were held by non-affiliates. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2015.

You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement we provide to you. We have not authorized anyone to provide you with different or additional information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise noted or the context otherwise requires, references in this prospectus to “Auris Medical,” “the Company,” “our company,” “we,” “us” or “our” refer to Auris Medical Holding AG (Auris Medical AG prior to our corporate reorganization on April 22, 2014) and its subsidiaries.

ii

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not assume that the information contained in this prospectus is accurate as of any other date.

Where You Can Find More Information

We file annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Special Note Regarding Forward-Looking Statements

This prospectus and the financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements:

•	our operation as a development stage company with limited operating history and a history of operating losses;

•	our need for substantial additional funding before we can expect to become profitable from sales of our products;

•	our dependence on the success of AM-101 and AM-111, which are still in clinical development and may eventually prove to be unsuccessful;

•	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

•	uncertainty surrounding whether and when any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized;

•	if our product candidates obtain regulatory approval, our being subject to expensive ongoing obligations and continued regulatory overview;

•	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

•	the chance that we do not obtain orphan drug exclusivity for AM-111, which would allow our competitors to sell products that treat the same conditions;

•	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

•	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

•	our reliance on our current strategic relationships with INSERM or Xigen and the potential failure to enter into new strategic relationships;

•	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party single-source suppliers to supply or produce our product candidates; and

•	other risk factors set forth in our most recent Annual Report on Form 20-F.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Auris Medical Holding AG

We are a clinical-stage biopharmaceutical company focused on the development of novel products for the treatment of inner ear disorders. Our most advanced product candidate, AM-101, is in Phase 3 clinical development for acute inner ear tinnitus under a special protocol assessment, or SPA, from the Food and Drug Administration, or the FDA. In two recently completed Phase 2 clinical trials, AM-101 demonstrated a favorable safety profile and statistically significant improvement in tinnitus loudness and other patient reported outcomes. We are also developing AM-111 for acute inner ear hearing loss. We are preparing two pivotal clinical trials in the treatment of idiopathic sudden sensorineural hearing loss, or ISSNHL, titled Efficacy and Safety of AM-111 in the treatment of Acute Inner Ear Hearing Loss, or HEALOS, and Efficacy and Safety of AM-111 as Acute Sudden Sensorineural Hearing Loss Treatment, or ASSENT. In addition, we are preparing a Phase 2 trial titled Efficacy and Safety of AM-111 in the Treatment of Surgery Induced Hearing Loss following Cochlear Implantation, or REACH. Both acute inner ear tinnitus and hearing loss are conditions for which there is high unmet medical need, and we believe that we have the potential to be the first to market in these indications.

On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. The common shares covered by this prospectus refer to the common shares of Auris Medical Holding AG. The offices of Auris Medical Holding AG are located at Bahnhofstrasse 21, 6300 Zug, Switzerland. Our telephone number is +41 (0) 41 729 71 94. Investors should contact us for any inquiries at the address and telephone number of our principal executive office. Our principal website is www.aurismedical.com. The information contained on our website is not a part of this prospectus.

Risk Factors

Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 20-F, and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Six Months Ended June 30, 2015	Fiscal Year Ended December 31,
		2014	2013	2012
	(Unaudited)
Ratio of earnings to fixed charges	*	*	*	*

*	Our earnings were insufficient to cover fixed charges by CHF 53,000 for the six months ended June 30, 2015 and CHF 95,000, CHF 80,915 and CHF 38,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

For purposes of calculating the ratios in the table above, earnings consist of net profit/(loss) before income taxes plus fixed charges. Fixed charges consist of rental expenses and cash relevant interest expenses.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes and other business opportunities.

Description of Share Capital and Articles of Association

The Company

We are a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland. We were formed in 1998. We are currently registered in Zug, Switzerland. Our head office is currently located at Bahnhofstrasse 21, 6300 Zug, Switzerland.

Share Capital

As of the date of this prospectus, our issued fully paid-in share capital consists of CHF 13,717,556.40, divided into common shares with a nominal value of CHF 0.40 each and no preferred shares.

Articles of Association

When we refer to our articles of association in this prospectus, we refer to our amended and restated articles of association dated as of May 18, 2015.

Ordinary Capital Increase, Authorized and Conditional Share Capital

Under Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months in order to become effective. In the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive rights are withdrawn or where transformation of reserves into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented is required.

Our shareholders, by a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented, may empower our board of directors to issue shares of a specific aggregate nominal amount up to a maximum of 50% of the share capital in the form of:

•	conditional capital (bedingtes Kapital) for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with warrants and convertible bonds issued by the Company or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or our subsidiaries to subscribe for new shares (conversion or option rights); and/or

•	authorized capital (genehmigtes Kapital) to be utilized by the board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval.

Pre-emptive Rights

Pursuant to the Swiss Code of Obligations, or CO, shareholders have pre-emptive rights (Bezugsrechte) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of conversion rights, convertible bonds or similar debt instruments.

A resolution passed at a general meeting of shareholders by two-thirds of the shares represented and the absolute majority of the nominal value of the shares represented may authorize our board of directors to withdraw or limit pre-emptive rights and/or advance subscription rights in certain circumstances.

If pre-emptive rights are granted, but not exercised, the board of directors may allocate the pre-emptive rights as it elects.

With respect to our authorized share capital, the board of directors is authorized by our articles of association to withdraw or to limit the pre-emptive rights of shareholders, and to allocate them to third parties or to us, in the event that the newly issued shares are used for the purpose of:

•	expanding the shareholder base in certain capital markets or in the context of the listing, admission to official trading or registration of the shares at domestic or international stock exchanges;

•	granting an over-allotment option to underwriters in connection with a placement of shares;

•	share placements, provided the issue price is determined by reference to the market price;

•	the participation of our employees, members of the board of directors or consultants or of one of our subsidiaries in one or several equity incentive plans created by the board of directors;

•	the acquisition of companies, assets, participations or new investment projects or for public or private share placements for the financing and/or refinancing of such transactions;

•	for raising equity capital in a fast and flexible manner as such transaction would be difficult to carry out without the withdrawal of the pre-emptive rights of the existing shareholders; or

•	the acquisition of a participation in us by a strategic partner.

Our Authorized Share Capital

As of the date of this prospectus, our board of directors is authorized at any time until June 30, 2016 to increase our share capital by a maximum aggregate amount of CHF 1,204,706 through the issuance of not more than 3,011,765 shares, which would have to be fully paid-in, with a nominal value of CHF 0.40 each. Within the limits of Swiss law, the general meeting of shareholders may increase or alter the authorization granted to the board of directors, within the limits imposed by Swiss Law. See “—Ordinary Capital Increase, Authorized and Conditional Share Capital.”

Increases in partial amounts are permitted. The board of directors has the power to determine the type of contributions, the issue price and the date on which the dividend entitlement starts.

The board of directors is also authorized to withdraw or limit pre-emptive rights as described above. This authorization is exclusively linked to the particular available authorized share capital set out in the respective article. If the period to increase the share capital lapses without having been used by the board of directors, the authorization to withdraw or to limit the pre-emptive rights lapses simultaneously with such capital.

Our Conditional Share Capital

Conditional Share Capital for Warrants and Convertible Bonds

Our share capital may be increased by a maximum aggregate amount of CHF 2,000,000 through the issuance of not more than 5,000,000 common shares, which would have to be fully paid-in, with a nominal value of CHF 0.40 each, by the exercise of option and conversion rights granted in connection with warrants and convertible bonds of the Company or one of our subsidiaries. Shareholders will not have pre-emptive rights in such circumstances. The holders of convertible bonds are entitled to the new shares upon the occurrence of the applicable conversion feature.

When issuing convertible bonds, the board of directors is authorized to withdraw or to limit the advance subscription right of shareholders to subscribe to the convertible bond issuance:

•	for the purpose of financing or refinancing the acquisition of enterprises, divisions thereof, or of participations or of newly planned investments of the Company; or

•	if the issuance occurs in domestic or international capital markets including private placements.

To the extent that the advance subscription rights are withdrawn i) the convertible bonds are to be issued at market conditions; ii) the term to exercise the option or conversion rights may not exceed seven years as of the date of the convertible bond issue; and iii) the exercise price for the new shares must be determined based on the market conditions at the time of the convertible bond issuance.

Conditional Share Capital for Equity Incentive Plans

Under our articles of association, our share capital may, to the exclusion of the pre-emptive rights of shareholders, be increased by a maximum aggregate amount of CHF 577,647.60 through the issuance of not more than 1,444,119 common shares, which would have to be fully paid-in, with a nominal value of CHF 0.40 each, by the exercise of option or conversion rights that have been granted to employees, members of the board of directors or consultants of the Company or of one of our subsidiaries through one or more equity incentive plans created by the board of directors. Of this amount, CHF 371,743.60 or 929,359 common shares remains available, taking into account all options granted as of the date of this prospectus.

Uncertificated Securities

Our shares are uncertificated securities (Wertrechte, within the meaning of art. 973c of the CO) and, when administered by a financial intermediary (Verwahrungsstelle, within the meaning of the Federal Act on

Intermediated Securities, “FISA”), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with art. 973c of the CO, we maintain a non-public register of uncertificated securities (Wertrechtebuch). We may at any time convert uncertificated securities into share certificates (including global certificates), one kind of certificate into another, or share certificates (including global certificates) into uncertificated securities. If registered in our share register, a shareholder may at any time request from us a written confirmation in respect of the shares. Shareholders are not entitled, however, to request the printing and delivery of certificates.

General Meeting of Shareholders

Ordinary/extraordinary meetings, powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, ordinary and extraordinary general meetings of shareholders may be held. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a corporation’s financial year. In our case, this means on or before June 30.

The following powers are vested exclusively in the general meeting of shareholders:

•	adopting and amending our articles of association;

•	electing the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the auditors and the independent proxy;

•	approving the annual report, the annual statutory financial statements and the consolidated financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends and bonus payments to members of the board of directors;

•	approving the compensation of members of the board of directors and executive management, which under Swiss law is not necessarily limited to the executive officers;

•	discharging the members of the board of directors and executive management from liability with respect to their tenure in the previous financial year;

•	dissolving the Company with or without liquidation;

•	deciding matters reserved to the general meeting of shareholders by law or our articles of association or that are presented to it by the board of directors.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or, under certain circumstances, by the Company’s auditor, liquidator or the representatives of convertible bond holders, if any. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if shareholders representing at least ten percent of the share capital request such general meeting of shareholders in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. The board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on the Company’s stand-alone annual statutory balance sheet, half of our share capital and reserves are not covered by our assets.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the absolute majority of shares represented at the general meeting of shareholders, unless otherwise stipulated by law.

A resolution of the general meeting of the shareholders passed by two-thirds of the shares represented at the meeting, and the absolute majority of the nominal value of the shares represented is required for:

•	amending the Company’s corporate purpose;

•	creating or cancelling shares with preference rights or amending rights attached to such shares;

•	cancelling or amending the transfer restrictions of registered shares;

•	creating authorized or conditional share capital;

•	increasing the share capital out of equity, against contributions in kind or for the purpose of acquiring specific assets and granting specific benefits;

•	limiting or suppressing shareholder’s pre-emptive rights;

•	changing our domicile;

•	dissolving or liquidating the Company.

The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets, or the Merger Act (including a merger, demerger or conversion of a corporation) see “—Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Notice

General meetings of shareholders must be convened by the board of directors at least twenty days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by ordinary mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders or to initiate a special investigation. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote. The notice period for a general meeting of shareholders may be waived if all shareholders are present at such meeting.

Agenda Requests

Pursuant to Swiss law, one or more shareholders whose combined shareholdings represent the lower of (i) one tenth of the share capital or (ii) an aggregate nominal value of at least CHF 1,000,000, may request that an item be included in the agenda for an ordinary general meeting of shareholders. To be timely, the shareholder’s request must be received by us at least 45 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

•	a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders;

•	the name and address, as they appear in the share register, of the shareholder proposing such business; and

•	all other information required under the applicable laws and stock exchange rules.

Our business report, the compensation report and the auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the general meeting of shareholders. Shareholders of record may be notified of this in writing.

Voting Rights

Each of our shares entitles a holder to one vote, regardless of its nominal value. The shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in our share register at cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative. The chairman has the power to decide whether to recognize a power of attorney.

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Dividend payments require a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends only if we have sufficient distributable profits brought forward from the previous business years (Gewinnvortrag), or if we have distributable reserves (frei verfügbare Reserven), each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the articles of association have been deducted. We are not permitted to pay interim dividends out of profit of the current business year.

Distributable reserves are generally booked either as “free reserves” (freie Reserven) or as “reserve from capital contributions” (Reserven aus Kapitaleinlagen). Under the CO, if our general reserves (allgemeine Reserve) amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e. the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. The reduction of the share capital may be implemented only after expiration of this time limit.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the ordinary general meeting of shareholders to pay dividends in quarterly or other installments.

Transfer of Shares

Shares in uncertificated form (Wertrechte) may only be transferred by way of assignment. Shares that constitute intermediated securities (Bucheffekten) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Article 4 of our articles of association provides that in the case of securities held with an intermediary such as a registrar, transfer agent, trust corporation, bank or similar entity, any transfer, grant of a security interest or usufructary right in such intermediated securities and the appurtenant rights associated therewith requires the cooperation of the intermediary in order for such transfer, grant of a security interest or usufructary right to be valid against us.

Voting rights may be exercised only after a shareholder has been entered in our share register (Aktienbuch) with his or her name and address (in the case of legal entities, the registered office) as a shareholder with voting rights.

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets. See “Comparison of Swiss Law and Delaware Law—Inspection of Books and Records.”

Special Investigation

If the shareholders’ inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court sitting in Zug, Switzerland, our registered office, to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10 percent of the share capital or holders of shares in an aggregate nominal value of at least CHF 2,000,000 may request that the court appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our articles of association and thereby caused damages to the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e. mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of two-thirds of the number of shares represented at a general meeting shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	a core part of the Company’s business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the Company’s assets, after the divestment, are not invested in accordance with the Company’s statutory business purpose; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with the Company’s business purpose but, instead, are intended for distribution to the Company’s shareholders or for financial investments unrelated to the Company’s business.

A shareholder of a Swiss corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights. As a result, such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that the shareholder receives the fair value of the shares held by the shareholder. Following a statutory merger or demerger, pursuant to the Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

Board of Directors

Our articles of association provide that the board of directors shall consist of at least three and not more than nine members.

The members of the board of directors and the chairman are elected annually by the general meeting of shareholders for a period until the completion of the subsequent ordinary general meeting of shareholders and are eligible for re-election. Each member of the board of directors must be elected individually. Unless an exception is granted by the general meeting of shareholders, only persons who have not completed their seventy-fifth year of age on the election date are eligible for election.

Powers

The board of directors has the following non-delegable and inalienable powers and duties:

•	the ultimate direction of the business of the Company and issuing of the relevant directives;

•	laying down the organization of the Company;

•	formulating accounting procedures, financial controls and financial planning, to the extent required for the governance of the Company;

•	nominating and removing persons entrusted with the management and representation of the Company and regulating the power to sign for the Company;

•	the ultimate supervision of those persons entrusted with management of the Company, with particular regard to adherence to law, our articles of association, and regulations and directives of the Company;

•	issuing the annual report and the compensation report, and preparing for the general meeting of shareholders and carrying out its resolutions; and

•	informing the court in case of over-indebtedness.

The board of directors may, while retaining such non-delegable and inalienable powers and duties, delegate some of its powers, in particular direct management, to a single or to several of its members, managing directors, committees or to third parties who need be neither members of the board of directors nor shareholders. Pursuant to Swiss law and Article 13 of our articles of association, details of the delegation and other procedural rules such as quorum requirements must be set in the organizational rules issued by the board of directors.

Indemnification of Executive Management and Directors

Subject to Swiss law, Article 17 of our articles of association provides for indemnification of the existing and former members of the board of directors, executive management and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to our directors and executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer. See “Comparison of Swiss Law and Delaware Law—Indemnification of directors and executive management and limitation of liability.”

We have entered into indemnification agreements with each of the members of our board of directors and executive management. The indemnification agreements and our articles of association require us to indemnify our directors and executive officers to the fullest extent permitted by law.

Conflict of Interest, Management Transactions

Swiss law does not have a general provision regarding conflicts of interest. However, the CO contains a provision that requires our directors and executive management to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and executive management. This rule is generally understood to disqualify directors and executive management from participation in decisions that directly affect them. Our directors and executive officers are personally liable to us for breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

Our board of directors has adopted a Code of Business Conduct and Ethics that covers a broad range of matters, including the handling of conflicts of interest.

Principles of the Compensation of the Board of Directors and the Executive Management

Pursuant to Swiss law, beginning at our first annual meeting as a public company in 2015 our shareholders must annually approve the compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management of the Company. The board of directors must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation, loans and other forms of indebtedness granted by the Company, directly or indirectly, to current or former members of the board of directors and executive management to the extent related to their former role within the Company or not on customary market terms.

The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the board of directors and the executive management as well as the particular amount for each member of the board of directors and executive officer, specifying the name and function of each respective person.

Certain forms of compensation are prohibited for members of our board of directors and executive management, such as:

•	severance payments provided for either contractually or in the articles of association (compensation due until the termination of a contractual relationship does not qualify as severance payment);

•	advance compensation;

•	incentive fees for the acquisition or transfer of corporations or parts thereof by the Company or by companies being, directly or indirectly, controlled by us;

•	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and

•	equity securities and conversion and option rights awards not provided for in the articles of association.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if the compensation (i) would have been prohibited if it was paid directly by the Company, (ii) is not provided for in the articles of association or (iii) has not been approved by the general meeting of shareholders.

The general meeting of shareholders annually votes on the proposals of the board of directors with respect to:

•	the maximum aggregate amount of compensation of the board of directors for the subsequent term of office; and

•	the maximum aggregate amount of compensation of the executive management for the subsequent financial year.

The board of directors may submit for approval at the general meeting of shareholders deviating or additional proposals relating to the same or different periods.

In the event that at the general meeting of shareholders the shareholders do not approve a proposal of the board of directors, the board of directors must form a new proposal for the maximum aggregate compensation and the particular compensation for each individual, taking into account all relevant factors, and submit the new proposal for approval by the same general meeting of shareholders, at a subsequent extraordinary general meeting or the next ordinary general meeting of shareholders.

In addition to fixed compensation, members of the board of directors and executive management may be paid variable compensation, depending on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.

Compensation may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions.

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all shares held by us does not exceed 10 percent of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20 percent. We currently do not have any transfer restriction in our articles of association. If we own shares that exceed the threshold of 10 percent of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases.

In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may purchase and sell our own shares from time to time in order to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Act on Stock Exchanges and Securities Trading do not apply to us since our shares are not listed on a Swiss exchange.

Pursuant to art. 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than five percent of all voting rights.

Stock Exchange Listing

Our common shares are listed on the Nasdaq Global Market under the symbol “EARS.”

The Depository Trust Company

Initial settlement of any common shares to be issued pursuant to this prospectus will take place through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the shares.

Transfer Agent and Registrar of Shares

Our share register is currently kept by American Stock Transfer & Trust Company, LLC., which acts as transfer agent and registrar. The share register reflects only record owners of our shares. Swiss law does not recognize fractional share interests.

Comparison of Swiss Law and Delaware Law

The Swiss laws applicable to Swiss corporations and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights between the provisions of the Swiss Code of Obligations (Schweizerisches Obligationenrecht) and the Swiss Ordinance against excessive compensation in listed stock corporations applicable to our company and the Delaware General Corporation Law applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Mergers and similar arrangements
Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.	Under Swiss law, with certain exceptions, a merger or a division of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the shares represented at the respective general meeting of shareholders as well as the absolute majority of the share capital represented at such shareholders’ meeting. The articles of association may increase the voting threshold. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act can file an appraisal right lawsuit against the surviving company. As a result, if the consideration is deemed “inadequate,” such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder. Swiss law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of the shares without a vote by shareholders of such subsidiary, if the shareholders of the subsidiary are offered the payment of the fair value in cash as an alternative to shares.
Shareholders’ suits
Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with	Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors for breach of, among other

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applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	things, their fiduciary duties and claim the payment of the company’s damages to the corporation. Likewise, an appraisal lawsuit won by a shareholder will indirectly compensate all shareholders. Under Swiss law, the winning party is generally entitled to recover attorneys’ fees incurred in connection with such action, provided, however, that the court has discretion to permit the shareholder whose claim has been dismissed to recover attorneys’ fees incurred to the extent he acted in good faith.
Shareholder vote on board and management compensation
Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	Pursuant to the Swiss Ordinance against excessive compensation in listed stock corporations, the general meeting of shareholders has the non-transferable right, amongst others, to vote on the compensation due to the board of directors, executive management and advisory boards.
Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The general meeting of shareholders elects annually (i.e. until the following general meeting of shareholders) the members of the board of directors and the members of the compensation committee individually for a term of office of one year. Re-election is possible.
Indemnification of directors and executive management and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•      any breach of a director’s duty of loyalty to the corporation or its shareholders;

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•      any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to

Under Swiss corporate law, an indemnification of a director or member of the executive management in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or negligently violated his or her corporate duties towards the corporation (certain views advocate that at least a grossly negligent violation is required to exclude the indemnification). Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

Nevertheless, a corporation may enter into and pay for directors’ and officers’ liability insurance which typically covers negligent acts as well.

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any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•      by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•      by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•      by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•      by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:

•      the duty of care; and

•      the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he

A director of a Swiss corporation has a fiduciary duty to the corporation only. This duty has two components:

•      the duty of care; and

•      the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests

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reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits in principle self-dealing by a director and mandates that the best interest of the corporation take precedence over any interest possessed by a director or officer.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

Directors also have an obligation to treat shareholders equally proportionate to their share ownership.

Shareholder action by written consent
A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	Shareholders of a Swiss corporation may only exercise their voting rights in a general meeting of shareholders and may not act by written consent.
Shareholder proposals
A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. Unless the articles of association provide for a lower threshold or for additional shareholders’ rights:

•      one or several shareholders representing 10.0% of the share capital may ask that a general meeting of shareholders be called for specific agenda items and specific proposals; and

•      one or several shareholders representing 10.0% of the share capital or CHF 1.0 million of nominal share capital may ask that an agenda item including a specific proposal be put on the agenda for a regularly scheduled general meeting of shareholders, provided such request is made with appropriate notice.

Any shareholder can propose candidates for election as directors without prior written notice.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the Board on the affairs of the company (note, however, that the right to obtain such information is limited), (ii) request information from the auditors on the methods and results of their audit, and (iii) request, under certain circumstances and subject to

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certain conditions, a special audit.
Cumulative voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.	Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates. An annual individual election of all members of the board of directors for a term of office of one year (i.e. until the following annual general meeting) is mandatory for listed companies.
Removal of directors
A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The articles of association may provide for a qualified majority for the removal of a director.
Transactions with interested shareholders
The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.	No such rule applies to a Swiss corporation.
Dissolution; Winding up
Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.	A dissolution and winding up of a Swiss corporation requires the approval by two-thirds of the shares represented as well as the absolute majority of the nominal value of the share capital represented at a general meeting of shareholders passing a resolution on such dissolution and winding up. The articles of association may increase the voting thresholds required for such a resolution.
Variation of rights of shares
A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.	A Swiss corporation may modify the rights of a category of shares with (i) a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders and (ii) a resolution passed by an absolute majority of the shares represented at the special meeting of the affected preferred shareholders. Shares that are granted more voting power are not regarded a special class for these purposes.

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Amendment of governing documents
A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	The articles of association of a Swiss corporation may be amended with a resolution passed by an absolute majority of the shares represented at such meeting, unless otherwise provided in the articles of association. There are a number of resolutions, such as an amendment of the stated purpose of the corporation and the introduction of authorized and conditional capital, that require the approval by two-thirds of the votes and an absolute majority of the nominal value of the shares represented at a shareholders’ meeting. The articles of association may increase the voting thresholds.
Inspection of Books and Records
Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Swiss corporation may only inspect books and records if the general meeting of shareholders or the board of directors approved such inspection. The inspection right is limited in scope and only extends to information required for the exercise of shareholder rights and does not extend to confidential information. The right to inspect the share register is limited to the right to inspect that shareholder’s own entry in the share register.
Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

•      out of its surplus, or

•       in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

Payments out of the Company’s share capital (in other words, the aggregate nominal value of the Company’s registered share capital) in the form of dividends are not allowed and may be made by way of a capital reduction only. Dividends may be paid only from the profits brought forward from the previous business years or if the Company has distributable reserves, each as will be presented on the Company’s audited annual stand-alone balance sheet. The dividend may be determined only after the allocations to reserves required by the law and the articles of association have been deducted.

Creation and issuance of new shares
All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	All creation of shares require a shareholders’ resolution. Authorized shares can be, once created by shareholders’ resolution, issued by the board of directors (subject to fulfillment of the authorization). Conditional shares are created and issued through the exercise of options and conversion rights related to debt instruments issued by the board of directors or such rights issued to employees.

Description of Debt Securities

The debt securities will be our direct general obligations. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be convertible into other securities, including our common shares. The debt securities will be issued under one or more separate indentures between our company and a financial institution that will act as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to individually as an indenture and collectively as the indentures. Each of the senior debt trustee and the subordinated debt trustee is referred to individually as a trustee and collectively as the trustees. The material terms of any indenture will be set forth in the applicable prospectus supplement.

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The senior indenture and subordinated indenture are substantially identical, except for the provisions relating to subordination.

Neither indenture will limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered. These terms will include some or all of the following:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the date or dates on which the principal of the debt securities may be payable;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities shall bear interest, if any;

•	the date or dates from which such interest shall accrue, on which such interest shall be payable, and on which a record shall be taken for the determination of holders of the debt securities to whom interest is payable;

•	the place or places where the principal and interest shall be payable;

•	our right, if any, to redeem the debt securities, in whole or in part, at our option and the period or periods within which, the price or prices at which and any terms and conditions upon which such debt securities may be so redeemed, pursuant to any sinking fund or otherwise;

•	our obligation, if any, of the Company to redeem, purchase or repay any debt securities pursuant to any mandatory redemption, sinking fund or other provisions or at the option of a holder of the debt securities;

•	if other than denominations of $2,000 and any higher integral multiple of $1,000, the denominations in which the debt securities will be issuable;

•	if other than the currency of the United States, the currency or currencies, in which payment of the principal and interest shall be payable;

•	whether the debt securities will be issued in the form of global securities;

•	provisions, if any, for the defeasance of the debt securities;

•	any U.S. federal income tax consequences; and

•	other specific terms, including any deletions from, modifications of or additions to the events of default or covenants described below or in the applicable indenture.

Senior Debt

We will issue under the senior indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all our other unsecured and unsubordinated debt.

Subordinated Debt

We will issue under the subordinated indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all our “senior indebtedness.” “Senior indebtedness” is defined in the subordinated indenture and generally includes obligations of, or guaranteed by, us for borrowed money, or as evidenced by bonds, debentures, notes or other similar instruments, or in respect of letters of credit or other similar instruments, or to pay the deferred purchase price of property or services, or as a lessee under capital leases, or as secured by a lien on any asset of ours. “Senior indebtedness” does not include the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to, or pari passu with, the subordinated debt securities. In general, the holders of all senior indebtedness are first entitled to receive payment in full of such senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	subject to Swiss law, any insolvency or bankruptcy proceedings, or any receivership, dissolution, winding up, total or partial liquidation, reorganization or other similar proceedings in respect of us or a substantial part of our property, whether voluntary or involuntary;

•	(i) a default having occurred with respect to the payment of principal or interest on or other monetary amounts due and payable with respect to any senior indebtedness or (ii) an event of default (other than a default described in clause (i) above) having occurred with respect to any senior indebtedness that permits the holder or holders of such senior indebtedness to accelerate the maturity of such senior indebtedness. Such a default or event of default must have continued beyond the period of grace, if any, provided in respect of such default or event of default, and such a default or event of default shall not have been cured or waived or shall not have ceased to exist; and

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to the subordinated indenture. This declaration must not have been rescinded and annulled as provided in the subordinated indenture.

Authentication and Delivery

We will deliver the debt securities to the trustee for authentication, and the trustee will authenticate and deliver the debt securities upon our written order.

Events of Default

When we use the term “Event of Default” in the indentures with respect to the debt securities of any series, set forth below are some examples of what we mean:

(1)	default in the payment of the principal on the debt securities when it becomes due and payable at maturity or otherwise;

(2)	default in the payment of interest on the debt securities when it becomes due and payable, and such default continues for a period of 30 days;

(3)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clauses (1) or (2) above) and the default or breach continues for a period of 90 consecutive days or more after written notice to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of all series affected thereby;

(4)	the occurrence of certain events of bankruptcy, insolvency, or similar proceedings with respect to us or any substantial part of our property; or

(5)	any other Events of Default that may be set forth in the applicable prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (4) above) with respect to the debt securities of any series then outstanding occurs and is continuing, then either the trustee or the holders of not less than 25% in principal amount of the securities of all such series then outstanding in respect of which an Event of Default has occurred may by notice in writing to us declare the entire principal amount of all debt securities of the affected series, and accrued interest, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

If an Event of Default described in clause (4) above occurs and is continuing, then the principal amount of all the debt securities then outstanding and accrued interest shall be and become due immediately and payable without any declaration, notice or other action by any holder of the debt securities or the trustee.

The trustee will, within 90 days after the occurrence of any default actually known to it, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal or interest when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Satisfaction, Discharge and Defeasance

We may discharge our obligations under each indenture, except as to:

•	the rights of registration of transfer and exchange of debt securities, and our right of optional redemption, if any;

•	substitution of mutilated, defaced, destroyed, lost or stolen debt securities;

•	the rights of holders of the debt securities to receive payments of principal and interest;

•	the rights, obligations and immunities of the trustee; and

•	the rights of the holders of the debt securities as beneficiaries with respect to the property deposited with the trustee payable to them (as described below);

when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered by us to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered by us to the trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of such series not delivered to the trustee for cancellation, including principal and interest due or to become due on or prior to such date of maturity or redemption;

•	we have paid or caused to be paid all other sums then due and payable under such indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

In addition, unless the applicable prospectus supplement and supplemental indenture otherwise provide, we may elect either (i) to have our obligations under each indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”) or (ii) to be released from our obligations under each indenture with respect to certain covenants applicable to the outstanding debt securities of any series (“covenant defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under such indenture and covenant defeasance means that we will no longer be required to comply with the obligations with respect to such covenants (and an omission to comply with such obligations will not constitute a default or event of default).

In order to exercise legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	U.S. government obligations; or

•	a combination of money and U.S. government obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants, to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal and interest at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, the redemption date;

•	we have delivered to the trustee an opinion of counsel stating that, under then applicable U.S. federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to the same federal income tax as would be the case if the defeasance did not occur;

•	no default relating to bankruptcy or insolvency and, in the case of a covenant defeasance, no other default has occurred and is continuing at any time;

•	if at such time the debt securities of such series are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such defeasance; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance have been complied with.

We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Description of Warrants

We may issue warrants to purchase debt securities, common shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between our company and a warrant agent that we will name in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common shares or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Description of Purchase Contracts

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more common shares, debt securities, warrants, purchase contracts or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the common shares, debt securities, warrants and/ or purchase contracts comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Forms of Securities

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Auris Medical Holding AG, its affiliates, the trustees, the warrant agents, the unit agents or any other agent of Auris Medical Holding AG, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Plan of Distribution

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common shares, which are listed on Nasdaq Global Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common shares, may or may not be listed on a national securities exchange.

Incorporation of Certain Information By Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC

•	our 2014 Annual Report on Form 20-F for the fiscal year ended December 31, 2014; and

•	the information in Exhibits 99.1 and 99.2 to our report on Form 6-K filed on August 19, 2015.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at Auris Medical Holding AG, Bahnhofstrasse 21, 6300 Zug, Switzerland or via telephone at +41 (0)41 729 71 94.

Enforcement of Civil Liabilities

We are organized under the laws of Switzerland and our jurisdiction of incorporation is Zug, Switzerland. Moreover, a number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•	no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

Expenses

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

Amount To Be Paid
SEC registration fee		$11,620
FINRA filing fee		15,500
Transfer agent’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$

*	To be provided by a prospectus supplement or a Report on Form 6–K that is incorporated by reference into this prospectus.

Legal Matters

The validity of our common shares and certain other matters of Swiss law will be passed upon for us by Froriep, Zurich, Switzerland. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Auris Medical Holding AG as of and for the year ended December 31, 2014, incorporated in this Prospectus by reference from Auris Medical Holding AG’s Annual Report on Form 20-F for the year ended December 31, 2014, have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of such firm, given upon their authority as experts in accounting and auditing.

The current address of Deloitte AG is General Guisan-Quai 38, 8002 Zurich, Switzerland, phone number +(41) 58 279 60 00.

The consolidated financial statements of Auris Medical Holding AG (formerly Auris Medical AG) as of December 31, 2013 and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG AG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The current address of KPMG AG is Badenerstrasse 172, CH-8004 Zurich, Switzerland.

Auris Medical Holding AG

Common Shares

Warrants to Purchase         Common Shares

PROSPECTUS SUPPLEMENT

Roth Capital Partners

                                       , 2017